Exhibit 10.1
This Asset Purchase Agreement (the “Purchase Agreement”) contains representations and warranties that ApothecaryRx and Walgreen made to each other. These representations and warranties were made only for the purposes of the Purchase Agreement and solely for the benefit of ApothecaryRx and Walgreen as of specific dates, may be subject to important limitations and qualifications agreed to by ApothecaryRx and Walgreen and included in confidential disclosure schedules provided by ApothecaryRx to Walgreen in connection with the signing of the Purchase Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between ApothecaryRx and Walgreen instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Purchase Agreement by Graymark with the Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Purchase Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, ApothecaryRx and Walgreen.
ASSET PURCHASE AGREEMENT
DATED AS OF SEPTEMBER 1, 2010
by and among
WALGREEN CO.,
APOTHECARYRx, LLC
and for purposes of Sections 7.2, 7.15, 7.18, 7.20 and 11.12, only,
GRAYMARK HEALTHCARE, INC.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.1. Definitions	1
1.2. Additional Definitions	8
1.3. Interpretation	9

ARTICLE II PURCHASE AND SALE	9

2.1. Purchased Assets – File-Transfer Locations	9
2.2. Purchased Assets – Operate Location Pharmacies	10
2.3. Excluded Assets	11
2.4. Assumed Liabilities	12
2.5. Excluded Liabilities	12

ARTICLE III PURCHASE PRICE	13

3.1. Purchase Price	13
3.2. Payments; Indemnity Escrow Account	13
3.3. Inventory Amount	14
3.4. Indemnity Fund	14
3.5. Allocation of Purchase Price	15
3.6. Lease Adjustment	15

ARTICLE IV CLOSING	15

4.1. Closing Dates	15
4.2. First Closing Date Payment; Buyer’s First Closing Date Deliveries	16
4.3. Seller’s First Closing Date Deliveries	16
4.4. Subsequent Closing Date Payment; Buyer’s Subsequent Closing Date Deliveries	18
4.5. Seller’s Subsequent Closing Date Deliveries	18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER	20

5.1. Organization and Authority; Parent Shareholder Approval	20
5.2. No Conflicts	20
5.3. Taxes	21
5.4. Title and Sufficiency	21
5.5. Financial Statements	22
5.6. No Undisclosed Liabilities	22
5.7. Absence of Certain Changes or Events	22
5.8. SEC Filings	22
5.9. Material Contracts	22
5.10. Suppliers; Distributors and Third Party Payors	23
5.11. Current Volume	23

i

5.12. Leased Real Property	23
5.13. Personal Property	25
5.14. Inventory	25
5.15. Intellectual Property; Software	25
5.16. Employee Matters	26
5.17. Employee Relations	28
5.18. Legal Proceedings	28
5.19. Compliance With Law; Permits; Medicare and Medicaid	28
5.20. Sale Process	30
5.21. Fairness Opinion	30
5.22. Solvency	30
5.23. Affiliate Transactions	31
5.24. Broker	31

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER	31

6.1. Organization of Buyer	31
6.2. Authorization	31
6.3. Non-Contravention	32
6.4. Sufficient Funds	32

ARTICLE VII ADDITIONAL AGREEMENTS	32

7.1. Employees	32
7.2. Non-competition	34
7.3. Records and Data	36
7.4. Patient Letters	36
7.5. Matters Related to Prescriptions	37
7.6. Interim Operations	37
7.7. Signage	38
7.8. Telephone Numbers	38
7.9. Taxes	38
7.10. Access	39
7.11. Consent of Third Parties; Regulatory and Other Authorizations	40
7.12. Avoiding Abandonment	41
7.13. Nonassignable Contracts	41
7.14. Remittance; Accounts Payable; Patient Charge Accounts	42
7.15. Further Assurances	42
7.16. UCC Searches	43
7.17. Access to Records	43
7.18. Parent Shareholder Approval	43
7.19. Removal of Fixtures and Hazardous Chemicals	43
7.20. Information Statement	44
7.21. Seller Name Change	44
7.22. Long-Term Care Business	44
7.23. Limitations on Representations and Warranties	45
7.24. Notice of Change in Employment Status	46

ii

ARTICLE VIII INDEMNIFICATION	46

8.1. Indemnification by Seller	46
8.2. Indemnification by Buyer	46
8.3. Indemnity Fund; Termination of Indemnity Fund	47
8.4. Notice and Determination of Claims	47
8.5. Third Person Claims	48
8.6. Calculation of Losses and Expenses	49
8.7. Tax Treatment of Indemnity Payments	49
8.8. Certain Limitations on Indemnity	49

ARTICLE IX CONDITIONS TO CLOSING	50

9.1. Seller’s Conditions to Closing	50
9.2. Buyer’s Conditions to Closing	50

ARTICLE X TERMINATION	52

10.1. Termination	52
10.2. Effect of Termination	52

ARTICLE XI GENERAL PROVISIONS	53

11.1. Survival of Obligations	53
11.2. No Public Announcement	53
11.3. Notices	53
11.4. Successors and Assigns; No Third Party Beneficiaries	55
11.5. Entire Agreement; Amendments	55
11.6. Waivers	55
11.7. Expenses	55
11.8. Partial Invalidity	56
11.9. Injunctive Relief; Remedies	56
11.10. Counterparts	57
11.11. Governing Law	57
11.12. Parent Guaranty	57

iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 1, 2010, by and between Walgreen Co., an Illinois corporation (“Buyer”), ApothecaryRx, LLC, an Oklahoma limited liability company (“Seller”), and, for purposes of Sections 7.2, 7.15, 7.18, 7.20 and 11.12 only, Graymark Healthcare, Inc., an Oklahoma corporation and the sole member of Seller (“Parent”).
WHEREAS, Seller owns and operates independent retail pharmacies;
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, upon the terms and subject to the conditions set forth in this Agreement, (a) certain of the assets of Seller used in the operation of the ten (10) retail pharmacies identified as “Operate Location Pharmacies” on Exhibit A (the “Operate Location Pharmacies”) and (b) all prescription files and inventory related to the eight (8) retail pharmacies identified as “File-Transfer Locations” on Exhibit A (the “File-Transfer Locations”); and
WHEREAS, Seller is a direct wholly-owned subsidiary of Parent, and Parent is willing to guaranty the obligations of Seller hereunder, as provided herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I

DEFINITIONS
1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.
“Affiliate” means, with respect to any Person, any other Person that at the time of determination directly or indirectly controls, is controlled by or is under common control with such Person.
“Applicable Closing” means the closing of the transfer of certain Purchased Assets of the Operate Location Pharmacies and/or File Transfer Locations included in such closing from Seller to Buyer, and “Applicable Closing Date” means the time and date upon which the Applicable Closing actually occurs.
“Applicable Indemnity Amount” means $2,000,000 multiplied by the number obtained by dividing (a) the Applicable Non-Inventory Payment Amount by (b) $25,500,000.
“Applicable Non-Inventory Payment Amount” means the aggregate Non-Inventory Payments due at the Applicable Closing.

“Arvest Bank” means Arvest Bank, an Arkansas banking corporation.
“Assumed Contracts” means the Operate Real Estate Leases, Goodwill Protection Agreements and Promissory Notes.
“Business” means as of the date hereof, the business conducted at the Operate Location Pharmacies and the File-Transfer Locations.
“Buyer Group Members” means Buyer and its controlled Affiliates, successors and assigns.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means, with respect to any Person, information regarding such Person that is not previously disclosed to the public or to the trade and includes information regarding, facilities, strategies, methods, trade secrets and other intellectual property, software, systems, procedures, operational policies, manuals, confidential reports, product price lists, pricing and cost policies, customer lists, inventory information, financial information (including revenue, costs or profits of the disclosing party), business plans, prospects, or opportunities.
“Copyrights” means all copyrights, copyrightable works and maskworks, whether registered or unregistered, and pending applications to register the same.
“Encumbrance” means any lien, encumbrance, claim, charge, security interest, assignment, collateral assignment, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.
“End Date” means the date that is 120 days from the date of this Agreement.
“Environmental, Health and Safety Requirements” means all applicable Requirements of Law concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any Hazardous Substances or wastes, chemical substances or mixtures, pesticides, pollutants, process waste water, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect, including: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Occupational Safety and Health Act of 1970, as amended; the Federal Water Pollution Control Act, as amended; the Federal Resource Conservation and Recovery Act, as amended; the Federal Clean Water Act, as amended; the Toxic Substances Control Act, as amended; the Federal Clean Air Act, as amended, and the Superfund Amendments and Reauthorization Act.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Expenses” means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).
“Final Closing” means the latest to occur of the Applicable Closings, and “Final Closing Date” means the time and date upon which the Final Closing actually occurs.
“First Closing” means the first Applicable Closing to occur, and “First Closing Date” means the time and date upon which the First Closing actually occurs.
“First File-Transfer Locations” means the following File-Transfer Locations: Barnes Pharmacy & Barb’s Gifts (Main St., not the Suite B location), Hapeth (33rd St.), Corner Medical (Red Wing, MN), Newt’s (Guthrie, OK), Cox (Park Hill, OK) and Professional Discount (Oklahoma City, OK).
“Goodwill Protection Agreements” means those goodwill protection agreements listed as Assumed Contracts on Schedule 5.9.
“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P. L. 104-191, and its implementing rules and regulations.
“Hazardous Chemicals” means Acetaldehyde Reagent, Ammoniated Mercury Powder usp, Ammonium Dichromate Reagent Crystals, Asafetida Tincture, Carbol Fuchsin Solution, Chloroform, Chromic Acid 10% Solution, Chromium Trioxide Regent Crystals, Hexachlorophene usp, Perchloric ac, Silver Nitrate usp Crystals, Sodium Bifluoride Technical, Sodium Cyanide Granular Technical, Succinylcholine Chloride, Thiourea Practical, Toluene Reagent, Toluene Technical, Trichloroacetic Acid, Trichloroethane 11 Reagent, Tricholorethylene Degreaser, Tungsten Powder, Turpentine and Vanadyl Sulfate Hydrate.
“Hazardous Substances” has the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and will also expressly include petroleum, crude oil and any fraction thereof.
“Indemnity Escrow Agreement” means the Indemnity Escrow Agreement to be entered into at or prior to the First Closing among Buyer, Seller and the Indemnity Agent, in a form reasonably acceptable to Buyer, Seller and the Indemnity Agent.
“Installation” means, with respect to each Operate Location Pharmacy, the completion of the installation of wiring and equipment for data and communication devices and other related or similar store systems required for Buyer to integrate the Business with Buyer’s own business and to operate such Operate Location Pharmacy in a manner consistent with the operation of Buyer’s existing pharmacies.

“Instrument of Assignment and Assumption” means the Instrument of Assignment and Assumption, to be delivered by Buyer and Seller at the Applicable Closing, in a form reasonably acceptable to Buyer and Seller.
“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets primarily used in or related to the ownership or operation of the Business owned by Seller.
“Lease Transfer Documents” means documents, in form and substance reasonably acceptable to Buyer and Seller, evidencing the assignment of the Operate Real Estate Leases to Buyer and the assumption thereof by Buyer, confirming lease terms contained in the Operate Real Estate Leases from third parties and containing the amendments described in the column labeled “Must Have” on Exhibit B (such descriptions referencing terms in the drafts of Lease Transfer Documents furnish by Buyer to Seller prior to the date hereof).
“Licensed Rights” means any transferable Intellectual Property or Software primarily used in or related to the ownership or operation of the Business owned by a third party to which Seller holds a license pursuant to a valid and enforceable license agreement.
“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, including any amount payable with respect to Taxes (including any amounts relating to Taxes payable pursuant to a contract or otherwise).
“Material Adverse Effect” means any result, consequence, condition or matter which, when taken together with all other results, consequences, conditions and matters: (a) materially adversely affects the Purchased Assets or the operations, rights, results of operations or the value of the Purchased Assets, taken as a whole, (b) materially impairs the ability of Seller to own, hold, develop and operate the Purchased Assets, taken as a whole, or (c) impairs, prevents or materially delays Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, in any event, the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the pharmacy industry, such as fluctuations in prices, or that result from international, national, regional, state or local economic conditions, from general developments or from other general economic conditions, facts or circumstances that are not subject to the control of either party, (ii) that result from the public announcement of this Agreement or the identity of Buyer, (iii) that result directly from any action taken by Buyer pursuant to this Agreement (but not as a result of any action taken by Buyer in the conduct of its business that is unrelated to this Agreement), or (iv) that result from conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including the occurrence of one or more terrorist attacks, provided, however, in the case of each of clauses (i) and (iv) above, only to the extent that any such result, consequence, condition or matter has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on Seller relative to other companies in Seller’s industry.

“Non-compete Agreements” means the executed non-competition agreements in the form attached hereto as Exhibit F for each of Lewis P. Zeidner and James A. Cox.
“Non-compete Signatories” means Lewis P. Zeidner and James A. Cox.
“Non-Inventory Amount” means, with respect to each File-Transfer Location and each Operate Location Pharmacy, the amounts set forth opposite each such File-Transfer Location and Operate Location Pharmacy on Schedule 3.1.
“Non-standard Business” means (a) delivering prescriptions by mail, courier, automobile or other delivery system, (b) compounding, including both sterile and non-sterile compounding, (c) filling prescriptions that involve any unique, customized or non-standard packaging, including prescriptions filled for patients in independent living, assisted living, nursing home, long-term care or hospice facilities, (d) any business conducted pursuant to Section 340B of the Public Health Service Act, or (e) any non-prescription business (including durable medical equipment) done through any pharmacy’s computer system and included in its prescription count (including the Current Volume).
“Operate Premises” means the premises upon which any of the Operate Location Pharmacies conducts its business.
“Operate Real Estate Leases” means the real estate leases and related agreements associated with the Operate Location Pharmacies.
“Owned Intellectual Property” means any Intellectual Property or Software primarily used in or related to the ownership or operation of the Business owned by Seller.
“Patent Rights” means all patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, reexaminations, extensions, industrial designs, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.
“Patient Charge Account” means all accounts receivable related to the purchased Operate Location Pharmacies and the File-Transfer Locations represented by the “charge accounts” corresponding to patients of the purchased Operate Location Pharmacies and the File-Transfer Locations.
“Permitted Encumbrances” means (a) encumbrances for Taxes or assessments or other governmental charges which are not yet due and payable; (b) materialmen’s, merchants’, carriers’, worker’s, repairer’s, or other similar Encumbrances arising in the ordinary course of business which are not yet due or payable; (c) the express terms of the Assumed Contracts and Software licenses; (d) matters of record (provided that if Seller has any title policies relating to any Operate Location Pharmacies, these matters of record shall be limited to items contained on any such policies, copies of which have been provided to Buyer), zoning and local ordinances affecting the Operate Premises which do not materially detract from the value of or materially impair the existing use of the property; (e) rights of customers in and to their records and prescriptions, as provided under applicable Requirements of Law; and (f) Encumbrances securing obligations under any Promissory Notes or Goodwill Protection Agreements assumed by Buyer.

“Person” means any individual, corporation, partnership, joint venture, trust, Governmental Body or other organization or entity.
“Promissory Notes” means those promissory notes listed as Assumed Contracts on Schedule 5.9 that are not paid off by Seller prior to the Applicable Closing.
“Rambo Pharmacy” means that certain pharmacy operated by Seller and located at 114 E. Leafland Ave. in Decatur, Illinois.
“Required Lease Consents” means the consents from the third parties to the Operate Real Estate Leases set forth on Exhibit B to the transfer of the respective Operate Real Estate Lease to Buyer or its Affiliate, the extension of the existing term or the other amendments contemplated by Exhibit B, which consent may be contained within the Lease Transfer Documents.
“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.
“Sale Process” means all matters related to Seller’s sale of the Purchased Assets and all activities by or for Seller in connection therewith, including the process undertaken by Seller with respect to soliciting proposals from third parties for the Assets and the consideration of, and the actions taken in connection with, possible alternatives to the transactions contemplated by this Agreement.
“SEC” means the Securities and Exchange Commission.
“Security Deposits” means all security deposits paid by Seller to any Person prior to the Applicable Closing related to the Business, if such deposits are retained by the party currently holding them after the Applicable Closing for the benefit of Buyer.
“Shared Expenses” means an amount equal to the aggregate of all expenses associated with the Indemnity Agent, the Data Converter and the Third Party Distributor.
“Software” means computer software programs and software systems used at the Business locations, including all databases, compilations, tool sets, compiles, decompilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.
“Solvent” means with regard to a Person on a particular date, that, at fair valuation, such Person’s assets are equal to or greater than the sum of all of such Person’s debts and liabilities, subordinated, probable, contingent or otherwise, on such date, and that such Person is generally paying its debts and liabilities, subordinated, contingent or otherwise, as such debts become absolute and mature unless such debts or liabilities are the subject of a bona fide dispute, and “Insolvent” means that the foregoing is not true with regard to such Person on the particular date.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Applicable Closing Date.
“Subsequent File-Transfer Locations” means (a) Parkway Drugs, located at 2342 North Clark Street, Chicago, Illinois, and (b) Barnes Pharmacy, located at 422 Main Street, Suite B, Sterling, Colorado.
“Tax” (and, with the correlative meaning, “Taxes”) means all federal, state, local or foreign Taxes, charges, fees, imports, levies or other assessments, including, without limitation, all net income, gross receipts, gains (including capital gains), sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, unclaimed property, premium, fringe benefits, goods and services, debits, windfall or excess profits, environmental (including Taxes under Section 59A of the Code), unincorporated business, information, disability, workers compensation, production, registrations, alternative or add-on minimum, accumulated earnings, personal holding, escheat payments, excise, severance, stamp, occupation, property and estimated Taxes, customs duties, and other governmental charges of any kind whatsoever, together with all interest, penalties, fines, additions to Tax or additional amounts imposed by any taxing authority with respect to such amounts.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Payor Agreements” means, with respect to the Business, the contracts and agreements between Seller and any Governmental Body, insurance company, managed care company or other third party payor.
“Trade Secrets” means trade secrets, confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, and other proprietary information and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.
“Trademarks” means all service marks, Internet domain names, logos, designs, slogans, trade dress, trade names, corporate names and general intangibles of like nature whether registered or reregistered, and registrations and pending applications to register the foregoing; provided, it shall specifically exclude the corporate name Graymark Healthcare and shall specifically include the corporate name ApothecaryRx, subject to the terms of Section 7.21.

1.2. Additional Definitions. The following terms are defined in the sections set forth across from such term in the following table:

Agreement	Preamble
Allocation Schedule	3.5
Assumed Liabilities	2.4
Balance Sheet Date	5.5
Business Employee	5.16(a)
Buyer	Preamble
Buyer Applications	7.12(a)
Call Referral Arrangement	7.8
Claim Notice	8.4(a)
Closing Date Payment	3.2(a)(ii)
Current Volume	5.11
Customer	7.2(b)
Data Converter	7.3(a)
Employee Plans	5.16(b)
Exchange Act	5.8
Excluded Assets	2.3
Excluded Contracts	2.3(b)
Excluded Inventory	Exhibit C
Excluded Liabilities	2.5
Fairness Opinion	5.21
File-Transfer Assets	2.1
File-Transfer Inventory	2.1(b)
File-Transfer Locations	Recitals
File-Transfer Records	2.2(a)
Final Conversion	7.3(a)
Financial Statements	5.5
First Purchased File-Transfer Assets	4.2(c)
Fundamental Reps	8.8
GPA Amount	3.1(d)
Indemnified Event	8.6
Indemnified Person	8.4(a)
Indemnitor	8.4(a)
Indemnity Agent	3.4
Indemnity Escrow Account	3.2(a)(i)
Indemnity Fund	3.4
Independent Valuator	3.3(a)
Information Statement	7.20
Initial Conversion	7.3(a)
Inventory	2.2(c)
Inventory Amount	3.3(a)
Inventory Audit	3.3(a)
IOU Prescriptions	7.5
Leased Real Property	5.12(f)
Long-Term Care Business	7.22
Notes Amount	3.1(e)
Operate Location Pharmacies	Recitals
Parent	Preamble

Agreement	Preamble
Parent SEC Reports	5.8
Parent Shareholder Approval	5.1(b)
Parent Shareholder Approval Evidence	7.18
Payment Program	5.19(c)(i)
Permits	5.19(c)(i)
Personal Property	2.2(a)
Pharmacy Business	7.2(a)
PHI	7.3(b)
Power of Attorney	7.12(c)
Purchase Price	3.1
Purchased Assets	2.2
Real Property Laws	5.12(g)
Record Data	7.3(a)
Records	2.2(b)
Required Licenses	9.2(f)
Seller	Preamble
Seller Group	7.2(a)
Seller Receivables	7.14(a)
Subsequently Purchased Assets	4.4(c)
Tax Survival Period	11.1
Termination Date	10.1(a)(iv)
Third Party Distributor	7.4
Third Person Claim	8.4(a)
Transfer Taxes	7.9(a)
Transferable Permits	7.12(a)
Transferred Employee	7.1(b)
Transition Services Agreement	4.2(e)
1.3. Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any agreement referred to herein shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement. As used herein, the word “including” means “including without limitation.”
ARTICLE II
PURCHASE AND SALE
2.1. Purchased Assets – File-Transfer Locations. Upon the terms and subject to the conditions of this Agreement, on the Applicable Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (except Permitted Encumbrances), all right, title and interest of Seller in, to and under the following assets and properties of Seller associated with the File-Transfer Locations, as the same shall exist on the Applicable Closing Date (collectively, the “File-Transfer Assets”):
(a) any and all prescriptions, prescription files and records, customer lists and patient profiles, including refill status reports and insurance coverages, any files or records maintained electronically, any files or records added between the date of this Agreement and the Applicable Closing Date, in each case related to the File-Transfer Locations (collectively, the “File-Transfer Records”);

(b) except for the Excluded Inventory, all prescription pharmaceutical inventory utilized in connection with, or located on the premises of, any of the File-Transfer Locations (the “File-Transfer Inventory”);
(c) all Trademarks and all rights in and to the trade names (and all derivatives thereof) used in the operation of each File-Transfer Location (and all goodwill associated with such Trademarks and trade names);
(d) all Software used to maintain the File-Transfer Records;
(e) any and all other books and records related to the File-Transfer Locations, in each case that the parties agree should be transferred to Buyer in order to convey ownership of the File-Transfer Inventory or File-Transfer Records to Buyer or to otherwise effectuate the intention of this Agreement;
(f) any guarantees, warranties, indemnities and similar rights covering the File-Transfer Assets; and
(g) any assets listed on Schedule 2.1(g).
2.2. Purchased Assets – Operate Location Pharmacies. Upon the terms and subject to the conditions of this Agreement, on the Applicable Closing Dates, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (except Permitted Encumbrances), all right, title and interest of Seller in, to and under substantially all of the assets and properties of Seller (other than the Excluded Assets), primarily used in or related to the ownership or operation of the Operate Location Pharmacies, as the same shall exist on such Applicable Closing Dates, including the following (collectively, and, together with the File-Transfer Assets, the “Purchased Assets”):
(a) any and all personal property located at the Operate Location Pharmacies, including all furniture, fixtures (and fittings thereon), equipment, signage, satellite and other communications equipment and leasehold improvements (collectively, the “Personal Property”), listed on Schedules 5.13(a) and 5.13(b);
(b) any and all prescriptions, prescription files and records, customer lists and patient profiles, including refill status reports and insurance coverages, any files or records maintained electronically, any files or records added between the date of this Agreement and the Applicable Closing Dates, in each case related to the Operate Location Pharmacies (collectively, and, together with the File-Transfer Records, the “Records”);

(c) except for the Excluded Inventory, all prescription pharmaceutical inventory and any items of over-the-counter and front-end inventory specifically identified as inventory to be included in the Purchased Assets on Exhibit C utilized in connection with, or located at, any Operate Location Pharmacy (together with the File-Transfer Inventory, the “Inventory”);
(d) all improvements, fixtures, and fittings thereon, and other appurtenants located at any Operate Location Pharmacies (such as appurtenant rights in and to public streets) and all Security Deposits paid or made with respect to the Operate Premises;
(e) to the extent transferable, all Permits and similar rights obtained from Governmental Bodies primarily used in or related to the ownership or operation of any Operate Location Pharmacies;
(f) copies of all other books and records of Seller relating primarily to the assets, properties and operations of the Operate Location Pharmacies;
(g) all Intellectual Property, Software and any web sites, including the URL addresses and related domain names, in each case, primarily used in or related to the ownership or operation of the Business, including any trade names, Trademarks (and all goodwill associated with such trade names and Trademarks) and Trade Secrets;
(h) any guarantees, warranties, indemnities and similar rights covering Purchased Assets;
(i) all rights in, to and under the Assumed Contracts, including the Operate Real Estate Leases and any rent credits, tenant improvement credits and allowances paid or made with respect to the Operate Real Estate Leases in form and substance acceptable to Buyer;
(j) all telephone and facsimile numbers of each Operate Location Pharmacy; and
(k) pharmacy computers with access to the Records that are maintained electronically and an attached printer for each such pharmacy computer.
2.3. Excluded Assets. Notwithstanding the provisions of Sections 2.1 and 2.2, the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):
(a) all cash and cash deposits and accounts receivable including insurance receivables and pre-paid Expenses, related to periods ending on the Applicable Closing Dates, of Seller or the Business;

(b) all agreements, contracts and understandings of Seller or Parent (including equipment leases and underlying equipment) other than the Assumed Contracts (collectively, the “Excluded Contracts”);
(c) all employee benefit plans, programs or arrangements and all Medicare surety bonds and contracts of insurance of Seller;
(d) all limited liability company, partnership, financial, Tax, and legal records of Sellers not specific to any Business location and all corporate, financial, Tax and legal records and the corporate seal of Parent;
(e) the Excluded Inventory;
(f) all refunds of any Tax for which Seller is liable pursuant to Section 7.9;
(g) all tangible personal property of Seller or Parent other than that located at the Operate Location Pharmacies, including all property in the company offices in Golden Valley, Minnesota, and Oklahoma City, Oklahoma;
(h) decorations and similar personal property in Red Wing Corner Drug at 401 West 3rd Street, Red Wing, Minnesota, not owned by Seller; and
(i) all leased pharmacy robotics equipment.
2.4. Assumed Liabilities. As additional consideration for the Purchased Assets, at the Applicable Closings Buyer shall assume: (a) the obligations of Seller under the Assumed Contracts arising after the Applicable Closing Dates, but not including any obligation accruing, arising out of, or relating to any event or breach of any such Assumed Contract occurring on or prior to the Applicable Closing Dates; and (b) all obligations and liability arising from Buyer’s operation of the Business after the Applicable Closing Dates (collectively, the “Assumed Liabilities”).
2.5. Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any other liability or obligation of Seller whatsoever or any liabilities or obligations constituting an Encumbrance (other than a Permitted Encumbrance) upon the Purchased Assets arising on or prior to the Applicable Closing Dates, regardless of whether any such liabilities or obligations are absolute or contingent, liquidated or unliquidated, known or unknown, or otherwise (collectively, the “Excluded Liabilities”). Seller shall remain liable for, whether known or unknown on the Applicable Closing Dates, all Excluded Liabilities, including any obligations arising on or prior to such Applicable Closing Dates, any liabilities and obligations arising on or prior to such Applicable Closing Dates under any Assumed Contract, any liabilities related to any Excluded Assets, any liabilities arising under the Excluded Contracts and all liabilities in respect of Taxes for which Seller is liable pursuant to Section 7.9. Without limiting the generality of the foregoing, in no event shall Buyer assume any legal obligations of Seller under HIPAA or other applicable laws or regulations, including the HIPAA privacy standard requiring accounting of certain disclosures of PHI made by Seller prior to the Applicable Closing Dates.

ARTICLE III
PURCHASE PRICE
3.1. Purchase Price. In consideration for the sale of the Purchased Assets described in this Agreement, the aggregate purchase price (the “Purchase Price”) shall be equal to:
(a) the Non-Inventory Amount for each File-Transfer Location and each Operate Location Pharmacy set forth on Schedule 3.1 in the aggregate amount of $25,500,000.00; plus
(b) the Inventory Amount for each File-Transfer Location and each Operate Location Pharmacy determined pursuant to Section 3.3; plus
(c) the amount of the Security Deposits for each Operate Location Pharmacy; less
(d) the sum of the remaining payments due under the Goodwill Protection Agreements at the Applicable Closings, as set forth on Schedule 3.1 (such amount, the “GPA Amount”); and less
(e) the sum of the principal amounts and interest due under the Promissory Notes at the Applicable Closings, as set forth on Schedule 3.1 (such amount, the “Notes Amount”).
3.2. Payments; Indemnity Escrow Account. The Purchase Price shall be payable as follows:
(a) On each Applicable Closing Date:
(i) Buyer shall deposit the Applicable Indemnity Amount into an indemnity escrow account (the “Indemnity Escrow Account”) pursuant to the terms of the Indemnity Escrow Agreement; and
(ii) Buyer shall pay to Seller an amount equal to (A) the Non-Inventory Amount, less (B) the GPA Amount, less (C) the Notes Amount, less (D) the Indemnity Amount, and plus (E) the amount of the Security Deposits, in each case solely with respect to the Purchased Assets associated with the File-Transfer Location and the Operate Location Pharmacies that are being transferred from Seller to Buyer as of such Applicable Closing Date (such payment, the “Closing Date Payment”).
(b) Within three (3) business days after each Applicable Closing Date with respect to one or more File-Transfer Locations and/or Operate Location Pharmacies, Buyer shall pay Seller an amount equal to (i) the Inventory Amount with respect to such File-Transfer Locations and/or Operate Location Pharmacies determined by the Inventory Audit, less (ii) Seller’s portion of the Shared Expenses with respect to such File-Transfer Locations and/or Operate Location Pharmacies. In no event shall Seller’s portion of the Shared Expenses plus any expenses relating to the Call Referral Arrangement exceed $1,700 per Business location.

(c) All payments made by Buyer hereunder shall be by wire transfer of immediately available funds to an account specified by Seller or, in the case of the funds in the Indemnity Escrow Account, by the Indemnity Agent.
3.3. Inventory Amount.
(a) The parties shall commission Washington Inventory Service or RGIS (the “Independent Valuator”) to conduct a full review and valuation of the Inventory at each of the File-Transfer Locations as of the Applicable Closing Date (each, an “Inventory Audit”). Each of Seller and Buyer shall have present at each Inventory Audit representatives with authority to approve all aspects of the Inventory Audit including determinations of Excluded Inventory. The Independent Valuators will determine the aggregate value of the Inventory at each of the Operate Location Pharmacies and File-Transfer Locations as of the Applicable Closing Date (such value, the “Inventory Amount”) in accordance with the standards and procedures set forth on Exhibit C. Unless otherwise agreed by the parties, including in the event of any dispute, each Inventory Amount as determined by the Independent Valuator in conducting the Inventory Audit shall be binding upon Seller and Buyer.
(b) Notwithstanding anything in this Agreement to the contrary except as set forth in the following sentence, in no event shall the aggregate Inventory Amount exceed $7,000,000. In the event that the aggregate Inventory Amount exceeds the foregoing amount, Buyer shall have the option, in its sole discretion, either to (i) pay the excess amount for such excess Inventory or (ii) not pay for the excess Inventory, in which case Seller shall retain and be liable for such excess Inventory which will be deemed to be Excluded Inventory.
3.4. Indemnity Fund. Notwithstanding anything to the contrary in this Agreement, each Applicable Indemnity Amount shall be deposited by Buyer on the Applicable Closing Dates with The Bank of New York Trust Company, N.A., as indemnity escrow agent (the “Indemnity Agent”). The Applicable Indemnity Amount so deposited with the Indemnity Agent shall initially constitute the indemnity escrow fund (the “Indemnity Fund”) to be held and released in accordance with the provisions of Article VIII and the Indemnity Escrow Agreement. Pursuant to the terms and conditions of the Indemnity Escrow Agreement, all interest, dividends and proceeds received on the Indemnity Amount shall be retained by the Indemnity Agent as part of the Indemnity Fund. The Indemnity Fund shall be governed by the terms set forth herein and in the Indemnity Escrow Agreement. The Indemnity Fund shall be available to indemnify the Buyer Group Members from any Loss or Expense pursuant to the terms of Article VIII. All fees and expenses of the Indemnity Agent shall be shared equally by Buyer and Seller as provided in Section 11.7.

3.5. Allocation of Purchase Price. Within ten (10) days prior to the Final Closing, Buyer and Seller will mutually agree upon a schedule (the “Allocation Schedule”) to allocate (or a formula for allocating) the Purchase Price (including, for purposes of this Section 3.5, any other consideration paid to Seller) among the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Each of Buyer and Seller agrees to file Internal Revenue Service Form 8594, and all federal, state and local Tax Returns, in accordance with the Allocation Schedule. Buyer and Seller each agrees to provide the other promptly with any other information required to complete Form 8594. Notwithstanding anything set forth in this Section 3.5, the allocation of the Purchase Price shall in no way limit Buyer’s recovery for breach by Seller of any of its representations, warranties, covenants or other obligations set forth in this Agreement. The Allocation Schedule shall be consistent with Schedule 3.1.
3.6. Lease Adjustment. If any of the Required Consents or Lease Transfer Documents are not delivered prior to the End Date, unless otherwise agreed in writing by Buyer and Seller, (a) the related Operate Location Pharmacy and any and all assets specifically related thereto (including, but not limited to, Inventory and the applicable Operate Real Estate Lease) shall become Excluded Assets, (b) any and all obligations and liabilities (including, but not limited to, the obligations under the applicable Operate Real Estate Lease) relating to such Operate Location Pharmacy shall become Excluded Liabilities (c) the Non-Inventory Amount, Applicable Indemnity Amount, Inventory Amount and Closing Date Payments that otherwise would have been due for such Operate Location Pharmacy shall not be due or paid and (d) the operation of such Operate Location Pharmacy and all customers thereof will be excluded from the provisions of Section 7.2.
ARTICLE IV
CLOSING
4.1. Closing Dates.
(a) Subject to the satisfaction or waiver of the conditions set forth in Article IX and Buyer’s rights under Section 7.3(a), the First Closing shall be consummated as promptly as practicable and no later than five (5) business days after Seller’s completion of compliance with the requirements of Regulation 14C of the Exchange Act or on such other date as shall be mutually agreed upon by the parties at a time mutually agreed upon by the parties. The First Closing will include three of the First File Transfer Locations mutually agreeable to Buyer and Seller. Subject to the satisfaction or waiver of the conditions set forth in Article IX and Buyer’s rights under Section 7.3(a), the remaining three (3) First File Transfer Locations will close as promptly as practicable within three (3) business days after the First Closing.
(b) Subject to the satisfaction or waiver of the conditions set forth in Article IX and Buyer’s rights under Section 7.3(a), the Applicable Closings of the Operate Location Pharmacies and the Subsequent File-Transfer Locations shall occur as promptly as practicable not less than forty-five (45) days nor more than sixty (60) days after the date of this Agreement (or on such other dates as shall be mutually agreed upon by the parties) at a time mutually agreed upon by the parties; provided, however, that Buyer and Seller reserve the right to effect the Applicable Closings on more than one day; it being understood that in order to effect a smooth transition, neither Buyer nor Seller shall be required to consummate the purchase of more than three (3) Operate Location Pharmacies in any two (2) day period.

(c) Notwithstanding anything in this Agreement to the contrary, Buyer and Seller shall have no obligation to consummate the purchase and sale of any Purchased Assets (and Assumed Liabilities) that have not been transferred as of the End Date.
4.2. First Closing Date Payment; Buyer’s First Closing Date Deliveries. At the First Closing, Buyer shall deliver the following to Seller or the Indemnity Agent, as applicable:
(a) the amounts contemplated by Section 3.2(a), by wire transfer of immediately available funds to the accounts specified by Seller or the Indemnity Agent, as applicable;
(b) a certificate, dated as of the First Closing Date, signed by an officer of Buyer certifying as to the provisions set forth in clauses (a) and (b) of Section 9.1;
(c) the Instrument of Assignment and Assumption with respect to the File-Transfer Assets that are being transferred from Seller to Buyer on the First Closing Date (the “First Purchased File-Transfer Assets”), duly executed by an authorized officer of Buyer;
(d) the Indemnity Escrow Agreement, duly executed by an authorized officer of Buyer;
(e) a transition services agreement in form reasonably acceptable to Buyer and Seller (the “Transition Services Agreement”), duly executed by Buyer; and
(f) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.
4.3. Seller’s First Closing Date Deliveries. At the First Closing, Seller shall deliver to Buyer each of the following:
(a) possession of the First Purchased File-Transfer Assets;
(b) all Record Data related to the First Purchased File-Transfer Assets, in accordance with Section 7.3;
(c) a certificate, dated as of the First Closing Date, signed by an officer of Seller certifying as to the provisions set forth in clauses (a) and (b) of Section 9.2;
(d) a certificate of the secretary or an assistant secretary of Parent, dated as of the First Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the articles of organization of Seller; (ii) the operating agreement of Seller; (iii) the authority of Seller regarding the due execution and performance of this Agreement and the contemplated transactions; (iv) the good standing of Seller in the State of Oklahoma; and (v) the incumbency and signatures of the officers of Seller executing this Agreement and any document or agreement required to be delivered hereunder;

(e) a certificate of the secretary or an assistant secretary of Parent, dated as of the First Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the certificate of incorporation of Parent; (ii) the by-laws (or similar document) of Parent; (iii) the authority of Parent regarding the due execution and performance of this Agreement and the contemplated transactions; (iv) the good standing of Parent in the State of Oklahoma; and (v) the incumbency and signatures of the officers of Parent executing this Agreement and any document or agreement required to be delivered hereunder;
(f) the Instrument of Assignment and Assumption with respect to the First Purchased File-Transfer Assets, duly executed by an authorized officer of Seller;
(g) the Indemnity Escrow Agreement, duly executed by an authorized officer of Seller;
(h) an opinion of counsel to Seller, in form and substance reasonably acceptable to Buyer containing the opinions substantially in the form attached hereto as Exhibit D and subject to customary assumptions and qualifications acceptable to counsel to Buyer and Seller;
(i) any documents required to be delivered by Seller to release all Encumbrances (except Permitted Encumbrances) on the First Purchased File-Transfer Assets, including customary pay-off letters or similar acknowledgements of the discharge of any indebtedness for borrowed money of Seller setting forth the amount owed as of the First Closing Date and indicating that upon payment of such amount, such indebtedness will be discharged in full and all related Encumbrances (except Permitted Encumbrances) will be released and removed. Notwithstanding the foregoing, documents required to be delivered by Seller to release Encumbrances on Inventory shall be delivered upon Seller’s receipt of payment from Buyer for such Inventory in accordance with Section 3.2(b);
(j) the Non-compete Agreements;
(k) a completed Non-standard Business form for each First File-Transfer Location in the form attached hereto as Exhibit E;
(l) the Transition Services Agreement, duly executed by Seller; and
(m) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

4.4. Subsequent Closing Date Payment; Buyer’s Subsequent Closing Date Deliveries. At each Applicable Closing after the First Closing, Buyer shall deliver the following to Seller or the Indemnity Agent, as applicable:
(a) the amounts contemplated by Section 3.2(a), by wire transfer of immediately available funds to the accounts specified by Seller or the Indemnity Agent, as applicable;
(b) a certificate, dated as of the Applicable Closing Date, signed by an officer of Buyer certifying as to the provisions set forth in clauses (a) and (b) of Section 9.1;
(c) the Instrument of Assignment and Assumption with respect to the Purchased Assets that are being transferred from Seller to Buyer on the Applicable Closing Date (the “Subsequently Purchased Assets”), duly executed by an authorized officer of Buyer;
(d) the Required Lease Consents with respect to the Operate Real Estate Leases that are being transferred from Seller to Buyer on the Applicable Closing Date, duly executed by an authorized officer of Buyer, if required by the party consenting to the assignment;
(e) the Lease Transfer Documents with respect to the Operate Real Estate Leases that are being transferred from Seller to Buyer on the Applicable Closing Date, duly executed by an authorized officer of Buyer; and
(f) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.
4.5. Seller’s Subsequent Closing Date Deliveries. At each Subsequent Closing, Seller shall deliver to Buyer each of the following:
(a) possession of the Subsequently Purchased Assets that are being transferred from Seller to Buyer on the Applicable Closing Date;
(b) all Record Data related to the Subsequently Purchased Assets that are being transferred from Seller to Buyer on the Applicable Closing Date, in accordance with Section 7.3;
(c) a certificate, dated as of the Applicable Closing Date, signed by an officer of Seller certifying as to the provisions set forth in clauses (a) and (b) of Section 9.2;
(d) a certificate of the secretary or an assistant secretary of Parent, dated as of the Applicable Subsequent Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the articles of organization of Seller; (ii) the operating agreement of Seller; (iii) the authority of Seller regarding the due execution and performance of this Agreement and the contemplated transactions; (iv) the good standing of Seller in the State of Oklahoma; and (v) the incumbency and signatures of the officers of Seller executing this Agreement and any document or agreement required to be delivered hereunder;
(e) a certificate of the secretary or an assistant secretary of Parent, dated as of the Applicable Subsequent Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the certificate of incorporation of Parent; (ii) the by-laws (or similar document) of Parent; (iii) the authority of Parent regarding the due execution and performance of this Agreement and the contemplated transactions; (iv) the good standing of Parent in the State of Oklahoma; and (v) the incumbency and signatures of the officers of Parent executing this Agreement and any document or agreement required to be delivered hereunder;

(f) the Instrument of Assignment and Assumption with respect to the Subsequently Purchased Assets that are being transferred from Seller to Buyer on the Applicable Closing Date, duly executed by an authorized officer of Seller;
(g) the Required Lease Consents with respect to the Operate Real Estate Leases that are being transferred from Seller to Buyer on the Applicable Closing Date, duly executed by an authorized officer of Seller and each third-party to a Operate Real Estate Lease;
(h) the Lease Transfer Documents with respect to the Operate Real Estate Leases that are being transferred from Seller to Buyer on the Applicable Closing Date, duly executed by an authorized officer of Seller and each third party to a Operate Real Estate Lease;
(i) an Estoppel Certificate from Seller and each other party to an Operate Real Estate Lease with respect to the Operate Real Estate Leases that are being transferred from Seller to Buyer on the Applicable Subsequent Closing Date, duly executed by an authorized officer of Seller and such other party unless the terms of the Estoppel Certificate are contained in the Lease Transfer Documents;any documents required to be delivered by Seller to release all Encumbrances (except Permitted Encumbrances) on the Subsequently Purchased Assets, including customary pay-off letters or similar acknowledgements of the discharge of any indebtedness for borrowed money of Seller setting forth the amount owed as of the Applicable Subsequent Closing Date and indicating that upon payment of such amount, such indebtedness will be discharged in full and all related Encumbrances (except Permitted Encumbrances) will be released and removed. Notwithstanding the foregoing, documents required to be delivered by Seller to release Encumbrances on Inventory shall be delivered upon Seller’s receipt of payment from Buyer for such Inventory in accordance with Section 3.2(b);
(j) the Powers of Attorney with respect to the Transferred Permits that are being transferred from Seller to Buyer on the Applicable Closing Date, as contemplated by Section 7.12(c), duly executed by authorized officers of Seller;
(k) a completed Non-standard Business form for each File-Transfer Location and Operate Location Pharmacy that relates to Purchased Assets being transferred from Seller to Buyer on the Applicable Closing Date, in the form attached hereto as Exhibit E; and
(l) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer and agrees as follows:
5.1. Organization and Authority; Parent Shareholder Approval.
(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the power and other authority to execute, deliver and perform this Agreement, the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder. This Agreement, the Indemnity Escrow Agreement and the transactions contemplated hereby have been approved by the Managers of Seller and by Parent, as sole member of Seller. This Agreement has been duly authorized, executed and delivered by Seller is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder to which Seller is a party, have been duly authorized by Seller and upon execution and delivery thereof by Seller will be a legal, valid and binding obligation of Seller enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.
(b) Parent is the sole member of Seller. The affirmative vote of the holders of a majority of the outstanding shares of common stock of Parent is the only vote of shareholders of Parent necessary to adopt this Agreement and thereby approve the transactions contemplated herein (the “Parent Shareholder Approval”). Set forth on Schedule 5.1(b) is a list of (i) holders that, in the aggregate, own and have the right to vote at least 56.5% of the outstanding shares of common stock of Parent and (ii) each such holder’s total number and percentage of such shares owned.
(c) At a meeting duly called and held, the Board of Directors of Parent has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent’s shareholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend adoption of this Agreement and the transactions contemplated by this Agreement by the shareholders of Parent.
5.2. No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will: (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (i) the articles of organization or the operating agreement of Seller, (ii) the certificate of incorporation or bylaws of Parent, or (iii) any material contract, agreement or understanding to which Seller or Parent is a party (other than the credit facility with Arvest Bank), (b) conflict with any order from a Governmental Body or any Requirements of Law to which any of the Purchased Assets is subject or by which Seller or Parent is bound, or (c) require the approval, consent, authorization or act of, or the making by Seller or Parent of any declaration, filing (other than the filing of the Information Statement by Parent) or registration with, any Person, other than the Required Lease Consents, any required third party consents to the assignment of the Assumed Contracts and notices to Governmental Bodies required by the Requirements of Law, all as scheduled and specified on Schedule 5.2.

5.3. Taxes.
(a) Except as set forth on Schedule 5.3, (i) Seller and its Affiliates have, in respect of the Business and the Purchased Assets, filed all Tax Returns which are required to be filed and have paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable or for which Buyer may otherwise have any transferee liability; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid in respect of the Business and the Purchased Assets; (iii) since and including 2006, no federal or state income or franchise Tax Returns have been closed by audit; (iv) Seller is not currently the beneficiary of any extension of time within which to file any Tax Return; (v) there is no action, suit, investigation, audit, claim or assessment pending or, to Seller’s knowledge, threatened with respect to Taxes of the Business and the Purchased Assets, and, to Seller’s knowledge, no basis exists therefor; (vi) Seller has not waived or been requested to waive any statute of limitations in respect of Taxes associated with the Business and the Purchased Assets which waiver is currently in effect; (vii) all monies required to be withheld by Seller (including from employees of the Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; and (viii) none of the Purchased Assets is properly treated as owned by persons other than Seller or Parent for income Tax purposes.
(b) Except as set forth on Schedule 5.3, no payment, or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.
5.4. Title and Sufficiency. Seller has full legal, equitable and marketable title to all of the Purchased Assets, free and clear of all Encumbrances except Permitted Encumbrances and except as set forth in Schedule 5.4. At each Applicable Closing, Seller will transfer to Buyer full legal, equitable and marketable title to all of the Purchased Assets that are being transferred from Seller to Buyer at such Applicable Closing free and clear of all Encumbrances (except Permitted Encumbrances). Except for the Excluded Assets, the Purchased Assets constitute all the assets necessary for the operation of the Operate Location Pharmacies as currently conducted. Other than Excluded Assets, there are no assets or property of any nature that are being retained after the Final Closing Date by Seller or any of its Affiliates which have been used at and in the business of the Operate Location Pharmacies.

5.5. Financial Statements. Seller has delivered to Buyer the unaudited income statements and balance sheets (the “Financial Statements”) for Seller for the twelve (12) month period ending December 31, 2009, and the six (6) month period ending June 30, 2010 (the “Balance Sheet Date”). The Financial Statements are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles, except (a) for the exclusion of the statement of changes in cash flows and the statement of changes in shareholder’s equity, (b) as otherwise stated therein, (c) for the omission of footnote disclosures and, (d) with respect to the unaudited interim financial statements, normally recurring year-end audit adjustments, to the extent such adjustments are immaterial in amount and consistent with generally accepted accounting principles and prior such adjustments.
5.6. No Undisclosed Liabilities. Seller has no material liabilities, claims or indebtedness related to the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, except liabilities that (a) are set forth in the Financial Statements or (b) were incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and are of the same nature and amount as the liabilities set forth in the Financial Statements.
5.7. Absence of Certain Changes or Events. Since the Balance Sheet Date, Seller has conducted the Business in the ordinary course in all material respects consistent with past practice, and, since such date, there has not been any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Purchased Assets. Except as set forth in Schedule 5.7, since the Balance Sheet Date, Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 7.6 hereof.
5.8. SEC Filings. Seller has made available to Buyer (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all material reports filed by Parent with the U.S. Securities and Exchange Commission within the last two (2) years, all in the form so filed (as amended to date, including the financial statements thereto, the “Parent SEC Reports”). As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the filing date of such amending or superseding filing), the Parent SEC Reports were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the U.S. Securities and Exchange Commission thereunder applicable to such Parent SEC Reports.
5.9. Material Contracts. Schedule 5.9 sets forth a complete and accurate list of all material contracts and all Third-Party Payor Agreements (including and specifically designating all Assumed Contracts) with respect to or relating to the Business to which Seller is a party or by which Seller is bound or to which Seller or any of the Purchased Assets is subject. Without limiting the foregoing, Schedule 5.9 shall include the following: (a) long-term care agreements, (b) 340B agreements, (c) agreements (including goodwill protection agreements) that include any non-competition or non-solicitation provisions which currently do, or upon consummation of the transactions contemplated by this Agreement, will, (i) restrict Buyer, the Purchased Assets or the Business in any way or (ii) restrict any Person competing with the Business; (d) agreements relating to the underlying assets of the Business, (e) the Operate Real Estate Leases, (f) employment agreements and (g) any other contract or other agreement not made in the ordinary course of business. Seller has made available to Buyer true, correct and complete copies of all such material contracts, together with all modifications and supplements thereto. Except as set forth at Schedule 5.9, (a) each of the Assumed Contracts is in full force and effect in accordance with its terms, (b) Seller is not in breach of any of the material provisions of any such contract, (c) to the knowledge of Seller, no other party to any such contract is in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a material default thereunder, and (d) Seller has performed all material obligations required to be performed by it to date under each Assumed Contract. No Assumed Contract includes any provision the effect of which would be, upon assignment to and assumption by Buyer, to materially enlarge or accelerate any obligations of Buyer to be assumed thereunder or give material additional rights to any other party thereto or will materially adversely affect the Business as presently conducted by Seller.

5.10. Suppliers; Distributors and Third Party Payors. Set forth in Schedule 5.10 are the names and addresses of (during the twelve months ending June 30, 2010) (a) the largest pharmaceutical supplier to the Business, measured by value of goods supplied and (b) Seller’s ten (10) largest payors, measured by percentage of revenue. To Seller’s knowledge, no distributor, payor, wholesaler, customer, supplier or other Person with a material business relationship with Seller has any intention to cease or substantially reduce the use or supply of products, goods or services of or to the Business or return any products of the Business, whether as a result of any Applicable Closing or otherwise.
5.11. Current Volume. Schedule 5.11 sets forth the average daily prescription count at each of the Operate Location Pharmacies and File-Transfer Locations over the twelve month period ending April 30, 2010 (the “Current Volume”). Such prescriptions filled at each of the Operate Location Pharmacies and File-Transfer Locations have arisen from bona fide, legal transactions and the information related to such prescriptions included in the Records is accurate in all material respects. Except as set forth on the Non-standard Business forms provided to Buyer in the form attached as Exhibit E, none of the prescriptions filled at any of the Operate Location Pharmacies or File-Transfer Locations result from any Non-standard Business.
5.12. Leased Real Property.
(a) The Operate Real Estate Leases set forth on Exhibit B comprise all leasehold interests in the Operate Premises. Seller has not pledged, encumbered or hypothecated its right, title or interest in any Operate Real Estate Lease or Operate Premises. Seller has provided Buyer with true and correct copies of each Operate Real Estate Lease and all amendments, addendums and attachments thereto. Upon obtaining the Required Lease Consents, Seller will transfer to Buyer Seller’s interest in the leasehold estates covered by the Operate Real Estate Leases free of any Encumbrance granted by Seller other than Permitted Encumbrances. Seller enjoys peaceful and undisturbed possession of all the Operate Premises, and Seller has in all material respects performed all the obligations with respect thereto required through the date of this Agreement to be performed by it.

(b) Seller is not in, or, to the knowledge of Seller, alleged to be in, material breach or default under any Operate Real Estate Lease, and to the knowledge of Seller there is no event that, but for the passage of time or the giving of notice or both would constitute or result in any such material breach or default. Seller has not declared any, and, to the knowledge of Seller, no third party to any Operate Real Estate Lease is alleged to be in, material breach or default of such Operate Real Estate Lease, and to the knowledge of Seller, there is no event that, but for the passage of time or the giving of notice or both would constitute or result in any such material breach or default.
(c) None of the Operate Real Estate Leases are subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the knowledge of Seller, no such condemnation or other taking is threatened or contemplated.
(d) To the knowledge of Seller, no security deposit or portion thereof deposited with respect any Operate Real Estate Lease has been applied in respect of a breach or default under such Operate Real Estate Lease which has not been redeposited in full.
(e) Seller does not, and will not in the future, owe any brokerage commissions or finder’s fees with respect to any Operate Real Estate Lease.
(f) Except for the Sublease Agreement between Seller and RX Artisans, Inc. dated October 1, 2007, covering premises in Wayzata, Minnesota, Seller has not subleased, licensed or otherwise granted any third party the right to use or occupy any real property which is subject to any Operate Real Estate Lease (the “Leased Real Property”) or any portion thereof.
(g) Seller’s improvements are and Seller has taken no action to cause any other part of the Leased Real Property not to be in compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), and the current use or occupancy of the Real Property or operation of the Business thereon does not violate any Real Property Laws. Seller has not received any notice of violation of any Real Property Law and, to Seller’s knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation. To Seller’s knowledge, there is no pending or anticipated change in any Real Property Law that will have a Material Adverse Effect on the lease, use or occupancy of any Leased Real Property or any portion thereof in the continued operation of the Business.
(h) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon, and all hook-up fees or other similar fees or charges due by Seller prior to the date hereof have been paid in full.

5.13. Personal Property.
(a) Schedule 5.13(a) contains a list of all material machinery, equipment, vehicles, furniture and other tangible personal property (other than Inventory) owned by Seller and used in or relating to the Business. The property listed on Schedule 5.13(a), other than Excluded Assets, is in good working order and condition, free of defect or damage, ordinary wear and tear excepted. Between the date hereof and each Applicable Closing, there will not be a material reduction in the property listed on Schedule 5.13(a).
(b) Schedule 5.13(b) contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in the Operate Location Pharmacies.
5.14. Inventory. The Inventory is in good, merchantable and useable condition, and consists only of items of quality commercially usable and salable in the ordinary course of the Business, except for any items of obsolete material or material below standard quality. The representation in the foregoing sentence will only survive closing for a period of 120 days. The present quantities of all items included in the Inventory are at levels adequate and not excessive in the present circumstances of the Business and are at levels reasonably based on historical sales of Seller.
5.15. Intellectual Property; Software.
(a) Schedule 5.15(a) contains a list of all registered Copyrights, applications to register Copyrights, Patent Rights and Trademarks (including all assumed or fictitious names under which Seller is conducting business or has within the previous five years conducted business) owned by, licensed to or used by Seller with respect to the Purchased Assets.
(b) Schedule 5.15(b) contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the by Seller with respect to the Purchased Assets, except Software licensed to Seller that is commercially available and subject to “shrink-wrap,” “click-through” or similar license agreements.
(c) Schedule 5.15(c) contains a list and description of all agreements, contracts, licenses, sublicenses, assignments and indemnities with respect to the Purchased Assets that relate to: (i) any Copyrights, Patent Rights or Trademarks required to be identified on Schedule 5.15(a); (ii) any Trade Secrets owned by or licensed to Seller or (iii) any Software required to be identified on Schedule 5.15(b).

(d) Except for the Permitted Encumbrances or as expressly stated in Schedule 5.15(d): (i) Seller owns all right, title and interest in the Owned Intellectual Property, free and clear of any liens, claims or Encumbrances; (ii) the Owned Intellectual Property is not subject to any license (royalty bearing or royalty free) and is not subject to any other arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange; (iii) the Licensed Rights are free and clear of any royalties, obligations or Encumbrances; (iv) the Owned Intellectual Property and the Licensed Rights are all those material Intellectual Property rights necessary to the conduct of the Business at the Operate Location Pharmacies as presently conducted; and (v) Seller has the sole and exclusive right to bring actions for infringement or unauthorized use of the Owned Intellectual Property.
(e) Except as expressly stated in Schedule 5.15(e), the Owned Intellectual Property and the Licensed Rights are valid and in force, and the validity of the Owned Intellectual Property and title thereto and validity of the Licensed Rights: (i) have not been questioned in any prior action, suit, investigation or proceeding; (ii) are not being questioned in any pending action, suit, investigation or proceeding; and (ii) to the knowledge of Seller, are not the subject(s) of any threatened action, suit, investigation or proceeding.
(f) Except as expressly stated in Schedule 5.15(f): (i) the Business, as presently conducted, does not conflict with and, to the knowledge of Seller, has not been alleged to conflict with any Patents, Trademark, Trade Secret, Copyrights or other rights of others; (ii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Owned Intellectual Property or the right to use any of the Licensed Rights in the Business; and (iii) there are no third parties using any of the Owned Intellectual Property that is material to the Business as presently conducted.
(g) Except as expressly stated in Schedule 5.15(g): (i) Seller owns, or possesses valid rights to, all Software that is material to the conduct of the Business; and (ii) there are no infringement suits, actions or proceedings pending or, to the knowledge of Seller threatened, against Seller with respect to any Software owned or licensed by Seller.
5.16. Employee Matters.
(a) Set forth on Schedule 5.16(a) is a list of all employees of Seller who are employed at any of the Operate Location Pharmacies or File-Transfer Locations on the date hereof (each, a “Business Employee”), including their full legal name, position, salary, bonus and other compensation information and, in the case of pharmacists or other licensed Persons, their relevant license numbers. Schedule 5.16(a) shall be updated as necessary to reflect new hires or other personnel changes occurring between the date hereof and the Applicable Closing. Except as set forth on Schedule 5.9, Seller is not bound by any oral or written employment agreement, consulting agreement, or deferred compensation agreement. To Seller’s knowledge, no Business Employee is a party to any collective bargaining agreement. As related to the Business Employees, Seller is not and has never been subject to any affirmative action obligations under any Requirements of Law with respect to any current or former Business Employees, including Executive Order 11246, or is or has been a government contractor for purposes of any Requirements of Law with respect to the terms and conditions of employment of any current or former Business Employees.

(b) Set forth on Schedule 5.16(b) is a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, retention, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance or retention benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Seller or any of its Affiliates or any professional employment organization or by which any of them are bound, and which covers any Business Employee as of the date hereof (all of the foregoing collectively referred to as the “Employee Plans”). Copies of such Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been made available to Buyer together with, if applicable, the most recently filed annual report (Form 5500 including, if applicable, Schedule B thereto) in connection with any such plan or trust. Each Employee Plan maintained or administered by Seller, or, to the knowledge of Seller, contributed to by Seller or maintained, administered or contributed to by a professional employment organization, that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified, and no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification. Each Employee Plan maintained or administered by Seller, or, to the knowledge of Seller, contributed to by Seller or maintained, administered or contributed to by a professional employment organization is now and has been operated in all material respects in accordance with its terms and the Requirements of Law, including ERISA and the Code. Seller has made all required contributions to the Employee Plans maintained, administered or contributed to by Seller, or, to the knowledge of Seller, maintained, administered or contributed to by a professional employment organization, except for any contribution which is not yet due and payable. None of the Purchased Assets is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code.
(c) Prior to employment or offer of a contract, Seller screens all Business Employees and independent contractors against the List of Excluded Individuals and Entities maintained by the Office of Inspector General for the U.S. Department of Health & Human Services and the Excluded Parties List System maintained by the General Services Administration.

5.17. Employee Relations. Except as set forth in Schedule 5.17, Seller has complied in respect of the Business with all applicable Requirements of Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Seller believes that its relations with the Business Employees with respect to the Business are satisfactory. Seller is not a party to, and Seller with respect to the Business is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the Business Employees with respect to the Business. Seller, with respect to the Business, is not adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Seller with respect to the Business. To the knowledge of Seller, there are no union organizing or election activities involving any non-union Business Employees with respect to the Business which have occurred since Seller acquired the Business or, to the knowledge of Seller, are threatened as of the date hereof.
5.18. Legal Proceedings.
(a) Except as described in Schedule 5.18, there are no material claims, actions, suits or proceedings pending or, to Seller’s knowledge, threatened by or against Seller relating to or affecting the Business or the Purchased Assets and to Seller’s knowledge, there is no basis or circumstance that would reasonably be expected to lead to any such material claim, action, suit or proceeding against Seller.
(b) Except as described in Schedule 5.18, there are no material judgments, decrees, orders, writs, injunctions, rulings, decisions or awards of any court or Governmental Body to which the Business or to which any of the Purchased Assets is subject. Seller does not know or have any grounds to know of any reasonable basis for any such action or of any governmental investigations relating to the Business or the Purchased Assets. Seller has received no notice of complaints filed against Seller under HIPAA or applicable patient privacy and data protection laws and, to Seller’s knowledge, no such violation exists.
5.19. Compliance With Law; Permits; Medicare and Medicaid.
(a) Seller has obtained all material licenses, franchises, permits, approvals and other authorizations from a Governmental Body that are necessary to entitle Seller to own or lease, and operate and use the Purchased Assets and to carry on the Business as currently conducted. Schedule 5.19 sets forth a list and brief description of all such licenses, franchises, permits, approvals and other authorizations and a list of all NCPDP, TRICARE, NPI, DME, Medicare, Medicaid or other billing or similar numbers used in the Business (collectively, the “Permits”).
(b) Seller is not in violation, and has not been in violation in the preceding three years, in any material respects of any Requirements of Laws with respect to the Business or the Purchased Assets. Seller has timely filed all material reports, registrations, certifications and statements required to be filed by it with any Governmental Body, and has paid all related fees and assessments due and payable. Neither Seller nor anyone acting on behalf of Seller has, to the knowledge of Seller, received any unrefunded Medicare, Medicaid or TRICARE overpayments. All Medicare, Medicaid, TRICARE and third-party reports and claims filed or required to be filed by or on behalf of Seller have been timely filed and are complete and accurate in all material respects. Such reports and claims properly claim and disclose all information and other items to be disclosed for the periods covered thereby. None of Seller, any director, officer or present or former employee of Seller or any Affiliate of Seller has been excluded from participation in any government healthcare payment program, including Medicare, Medicaid or TRICARE, nor are any of the foregoing Persons aware of any pending or threatened investigation or government action that may lead to such exclusion, fine, sanction, penalty or other remedy.

(c) Without limiting the generality of the foregoing,
(i) there is no pending or, to the knowledge of Seller, threatened, lawsuits, claims, suits, or other proceedings relating to Seller’s participation in any payment program, including Medicare, TRICARE, Medicaid, worker’s compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs (the “Payment Programs”);
(ii) to the knowledge of Seller, (x) no Payment Program has requested or threatened any recoupment, refund, or set-off from Seller except in the ordinary course of the Business consistent with past practice; and (y) since January 1, 2005, no Payment Program has imposed an exclusion, fine, penalty or other sanction on Seller and Seller has never been excluded, suspended or otherwise sanctioned from participation in any Payment Program.
(iii) Since January 1, 2005, neither Seller, nor, to the knowledge of Seller, any present or former employee, with respect to actions taken in connection with their employment by Seller, (A) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded, disbarred, suspended or otherwise declared ineligible from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), including Medicare, Medicaid, or TRICARE, nor, to the knowledge of Seller, are any of the foregoing Persons aware of any pending or threatened investigation or government action that may lead to such an exclusion, (C) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, (D) has failed to comply with the requirements of Section 340B of the Public Health Service Act, (E) is now or has ever been listed on the office of the Inspector General’s excluded persons list or the General Services Administration’s list of excluded parties, (F) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. Section 1320a-7(a) or (G) has been a party to or subject to any action concerning any of the matters described above in clauses (A) through (E).

(d) Seller has no knowledge of and has not caused the Business to be in any material violation of any Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of the Business. There are no pending or, to the knowledge of Seller, any threatened allegations against Seller by any Person that any of the Purchased Assets are not, or that the Business has not been conducted, in compliance with all Environmental, Health and Safety Requirements and Seller has not received any notice, report, or information (including information that litigation, investigation or administrative action of any kind are pending or threatened) regarding any actual or potential liabilities or any corrective, investigatory, or remedial obligations, arising under Environmental, Health and Safety Requirements relating to the Business or the use of any of the Purchased Assets. Seller has not caused any Hazardous Substances to be located at, in, under, or about, either the Purchased Assets or the Operate Premises in a manner that: (i) violates in any material respect any applicable Environmental, Health and Safety Requirements or (ii) requires response, remedial, corrective action or cleanup of any kind under any applicable Environmental, Health and Safety Requirements.
5.20. Sale Process. Schedule 5.20 sets forth a materially accurate description of the Sale Process undertaken by Seller and its agents in offering the Purchased Assets for sale to third parties.
5.21. Fairness Opinion.  Seller has received a copy of an opinion from Morgan Joseph & Co. Inc. addressed to Parent, to the effect that, as of such date, and subject to the qualifications, limitations and assumptions set forth therein, certain consideration to be received by Seller pursuant to this Agreement is fair, from a financial point of view, to Seller (the “Fairness Opinion”). A true, correct and complete copy of the Fairness Opinion has been delivered to Buyer as of the date hereof.
5.22. Solvency.
(a) Seller and Parent, consolidated together as a whole, are Solvent and the transactions contemplated by this Agreement will not render Seller and Parent, consolidated together as a whole, Insolvent.
(b) Neither Seller nor Parent is engaged in business or transactions, nor is about to engage in business or transactions, for which any property remaining with Seller or Parent, as applicable, immediately after the Applicable Closing Date constitutes unreasonably small capital with which to engage in such business or transactions.
(c) By entering into this Agreement and consummating the transactions contemplated in this Agreement, neither Seller nor Parent intends to incur, nor believes that it will incur, debts that will be beyond such party’s ability to pay as such debts mature.
(d) Neither Seller nor Parent is entering into the transactions contemplated by this Agreement or incurring any obligation pursuant to this Agreement with the intent to hinder, delay or defraud any creditor to which such party is indebted on the Applicable Closing Date or any creditor to which the such party may become indebted after the Applicable Closing Date.

5.23. Affiliate Transactions. Except as set forth on Schedule 5.23, no Affiliate of Seller and no employee, officer or director of Seller or any of its Affiliates (i) owns, directly or indirectly, in whole or in part, any Permits, real property, leasehold interests or other property, the use of which is necessary for the operation of the Business, other than the personal professional licenses of employees, (ii) has any claim or cause of action or any other action, suit or proceeding against, or owes any amount to Seller related to the Business, or (iii) is a party to any contract related to the Business pursuant to which Seller provides to, or receives services from, any such Person, except as to any such individual in his or her capacity as a Business Employee and except for general corporate management and shared services provided by Parent and its Affiliates.
5.24. Broker. Except as set forth on Schedule 5.24, neither Seller nor any Person acting on Seller’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:
6.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has full corporate power and authority to carry on its business as now conducted.
6.2. Authorization. Buyer has full corporate power and authority to execute, deliver and perform this Agreement, the Indemnity Escrow Agreement and all documents and agreements required to be delivered hereunder, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by Buyer of this Agreement, the Indemnity Escrow Agreement and the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary with respect hereto or thereto. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, and the Indemnity Escrow Agreement and all other documents and agreements required to be delivered hereunder have been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with their terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

6.3. Non-Contravention. Neither the execution and delivery of this Agreement, the Indemnity Escrow Agreement or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, in each case by Buyer will:
(a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the assets of Buyer, under (i) the certificate of incorporation or by-laws of Buyer, (ii) any material agreement, note, instrument, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of their respective assets or business is subject or by which Buyer is bound, (iii) any order, writ, injection or decree to which Buyer is a party or any of their respective assets or business is subject or by which Buyer is bound or (iv) any applicable Requirements of Laws affecting Buyer or its assets or business; or
(b) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person, and such other approvals, consents, authorizations or acts the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
6.4. Sufficient Funds. Buyer has, and on each Applicable Closing Date will have, sufficient funds available to enable Buyer to pay the applicable portion of the Purchase Price payable thereon pursuant to the terms of this Agreement. Buyer will not require any third-party financing to consummate the transactions contemplated by this Agreement.
ARTICLE VII
ADDITIONAL AGREEMENTS
7.1. Employees.
(a) Unless otherwise agreed to by Buyer, between the date hereof and the Applicable Closing, Seller shall (i) continue to employ each of the Business Employees, subject to normal workplace practices and discipline, and (ii) not transfer the Business Employees or offer the Business Employees an employment position outside of the Operate Location Pharmacies or File-Transfer Locations. In addition, between the date hereof and the Applicable Closing, Seller shall inform Buyer if any Business Employee has terminated or given notice of their termination of employment at any Business Location.
(b) Between the date hereof and the Applicable Closing, Buyer may interview some or all of the Business Employees to determine whether to offer employment to any of such employees. Buyer shall have no obligation to hire any Business Employee. Any Business Employees who accept Buyer’s offer of employment (each, a “Transferred Employee”) shall be employed on substantially similar terms as currently available to similarly situated employees of Buyer. Any Transferred Employee will be deemed terminated by Seller and hired by Buyer, effective upon the hiring of such employee by Buyer. Any Business Employee who is not a Transferred Employee will be terminated or retained by Seller, in its discretion. Buyer shall coordinate interviews through Seller in order to minimize disruptions to ongoing operations of the Business.

(c) Nothing herein contained shall be considered or construed as an agreement to employ any Business Employee for any period of time. Buyer assumes no obligation with respect to any of the Business Employees, whether hired by Buyer or not, for any benefit, perquisite or remuneration accrued or earned while under Seller’s employ. Without limiting the generality of the foregoing, Buyer shall have no obligation or liability for such employees’ accrued vacation time, bonuses, awards, commissions, salaries, reimbursements of any kind, health or disability benefit, insurance, severance pay, pension or profit sharing interests or any other benefits, compensation or remuneration of any nature whatsoever, other than for Transferred Employees after the Applicable Closing Date.
(d) The benefits of Transferred Employees under the Employee Plans (if and to the extent applicable) will be determined as of the Applicable Closing in accordance with the terms of the applicable Employee Plans. Except as expressly set forth herein, no assets or liabilities of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates.
(e) Buyer will make available to Transferred Employees such benefits as Buyer currently makes available to its similarly situated employees. Upon the Applicable Closing, Seller, in accordance with Seller’s personnel policies and procedures, shall pay to each Transferred Employee the amount of (i) all accrued unpaid vacation and time-off pay credited to the Transferred Employee as of the Applicable Closing and (ii) all other accrued unpaid compensation credited to the Transferred Employee as of the Applicable Closing. Buyer will cause all employee benefit plans and programs of Buyer and its Affiliates to recognize all service of Transferred Employees with Seller or any of its Affiliates (to the extent such service was recognized under the comparable Employee Plans as of the Applicable Closing) for purposes of vesting and eligibility under Buyer’s employee benefit plans (other than the frozen retiree health benefit plan) and for purposes of determining the length of annual vacation, number of sick days and amount of severance benefits.
(f) No provision of this Section 7.1 shall create any third party beneficiary or other rights in any Business Employee (including any beneficiary or dependent thereof, and further including the Transferred Employees) in respect of employment with Buyer or any of its Affiliates and no provision of this Section 7.1 shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Applicable Closing any such plans or arrangements of Buyer or any of its Affiliates.

(g) With respect to all employees of Seller who are employed at any pharmacy location of Seller, Seller shall use commercially reasonable efforts to comply with, and be responsible for performing and discharging, all applicable requirements under the WARN Act, and any similar applicable state or local law, and for the timely notification to its employees, or any other required individuals or entities, of any “employment loss” within the meaning of the WARN Act which occurs prior to, at or following the Applicable Closing Date as a result of or to the extent otherwise related to the transactions contemplated by this Agreement. Seller shall be responsible for, and shall indemnify Buyer and its Affiliates for, all costs and liabilities associated with any failure by Seller to comply with the requirements of the WARN Act or any similar applicable state or local laws.
7.2. Non-competition.
(a) In furtherance of the sale of the Purchased Assets to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets so sold, for a period of five (5) years after the Final Closing Date, Parent and Seller agree not to (and shall cause their respective Affiliates not to), in any manner whatsoever, directly or indirectly operate, own, lease, engage or participate in as an owner, landlord, partner, employee, joint venturer, shareholder, director, assignor, seller, transferor, or as a sales or marketing agent or otherwise, in, for, or in connection with any retail drug store, clinic pharmacy, long-term care facility pharmacy business or other business which competes with the Business as conducted by Seller prior to the date hereof (“Pharmacy Business”) within (x) Illinois, Colorado, Minnesota, Missouri or Oklahoma as it relates to the long-term care segment of the Business or (y) the United States as it relates to any other segment of the Business, including retail pharmacies. The limitations in this Section 7.2(a) will not prohibit: (i) any passive investment by Parent, Seller or their Affiliates (the “Seller Group”) in securities that are listed on a securities exchange or quotation system issued by a company, firm, corporation, partnership, trust or other entity involved in or conducting a Pharmacy Business provided that the Seller Group own no more than five percent (5%) of the outstanding voting securities of the entity; (ii) Parent, SDC Holdings, LLC and their Affiliates other than Seller from acquiring and organically growing any businesses that diagnose and/or treat sleep disorders or otherwise support the ongoing care of patients with respect to such disorders; including but not limited to the diagnostic testing of patients in an institution, facility or personal residence and the rental, lease or sale of medical devices, supplies and accessories currently or in the future used in the care of sleep disorders or reasonably growing out of such care and as long as the business does not sell prescription drugs or market itself as a pharmacy, this exclusion shall not be limited by State or Federal rules or guidelines governing how a business is licensed, accredited or categorized for administrative purposes; or (c) any purchaser, unaffiliated with Parent and Seller (or any successor or assign), of a controlling interest in Parent from conducting Pharmacy Business in the same manner conducted prior to the acquisition of Parent, as long as such Pharmacy Business is not conducted directly or indirectly through Parent or its subsidiaries and as long as such purchase does not occur prior to one year after the Final Closing.
(b) Parent and Seller also agree not to (and shall cause their respective Affiliates not to), for a period of five (5) years after the Final Closing Date, directly or indirectly call upon, solicit, write, direct or divert business from any Person who filled a prescription in the twelve (12) month period ending on the Applicable Closing Date at any Operate Location Pharmacy or File-Transfer Location (a “Customer”).

(c) Parent and Seller also agree, for a period of five (5) years after the Final Closing Date, not to (and shall cause their respective Affiliates during the same period not to) transfer, lease or sublease the real property at the File-Transfer Locations to any business which competes with the Business. Seller’s termination of any lease shall not violate this provision; provided, that no such lease shall be terminated within ninety (90) days of the Applicable Closing Date.
(d) For a period of five (5) years after the Final Closing Date, Parent and Seller shall not (and shall cause their respective Affiliates to not) solicit, recruit or hire any Business Employee at the date of this Agreement who becomes a Transferred Employee and shall not (and shall cause their respective Affiliates to not) encourage any such employee to leave the employment of Buyer; provided, that the provisions of this Section 7.2(d) shall not apply with respect to any Business Employee who responds to a public advertisement by Parent or Seller.
(e) For the period during which Parent or Seller (or any of their respective Affiliates) is the tenant under a lease at any File-Transfer Location, each of Parent and Seller covenants and agrees that such location shall not be used to operate a retail pharmacy.
(f) Parent and Seller covenant and agree not to (and shall cause their respective Affiliates not to) use or divulge to any Person any Confidential Information included in the Purchased Assets or otherwise relating to the Business.
(g) The parties hereby recognize, acknowledge and agree that the territorial and time limitations contained in this Agreement are reasonable and properly required for the adequate protection of the business to be conducted by Buyer with the Purchased Assets. The parties further agree that the geographical and temporal restrictions referred to in this Section 7.2 are divisible and severable. The parties acknowledge that inclusion of this Section 7.2 in the Agreement is a material inducement to Buyer to enter into this Agreement and pay the Purchase Price.
(h) Notwithstanding anything to the contrary herein, Seller may continue to operate the File-Transfer Locations for ninety (90) days after the Applicable Closing for the sale of non-pharmaceutical Excluded Assets and Excluded Inventory.

7.3. Records and Data.
(a) The parties agree that Seller will engage Infowerks (the “Data Converter”) to convert Seller’s prescription file and record data (the “Record Data”) to a format specified by Buyer. Seller agrees to provide such access, information and cooperation to the Data Converter as may be required to enable the Data Converter to deliver the Record Data to Buyer in English at least two (2) weeks prior to each Applicable Closing Date (the “Initial Conversion”). In the event that the Record Data is not or cannot be delivered to the Data Converter in English as of such date, or cannot be converted by the Data Converter, Buyer, at Buyer’s sole discretion, may delay the Applicable Closing until the Record Data is delivered to Buyer in English. Prior to each Applicable Closing, Buyer will not use the Record Data for any purpose other than to test integration with Buyer’s systems. If an Applicable Closing does not occur for any reason, Buyer will not contact any of the customers in the Record Data and will promptly destroy the Record Data and send Seller written certification of such destruction. The parties further agree that in the event that despite having received the Record Data, the Data Converter is unable to convert such Record Data at least one (1) week prior to the Applicable Closing, Buyer, at Buyer’s reasonable discretion, may, upon written notice to Seller, delay such Applicable Closing by the amount of time reasonably required to convert such data. If Buyer does not provide such notice to Seller at least three (3) business days prior to such Applicable Closing, then Buyer shall forfeit its right to delay such Applicable Closing pursuant to this Section 7.3(a). Buyer agrees that it will use commercially reasonable efforts to have the data converted within the time periods set forth above. Seller shall deliver the Record Data with respect to each File-Transfer Location and Operate Location Pharmacy for the period between the Initial Conversion and each Applicable Closing Date (the “Final Conversion”), to the Data Converter, so that the Data Converter can deliver the Final Conversion to Buyer as soon as possible on each Applicable Closing Date.
(b) Seller has, with respect to each of the Operate Location Pharmacies and File-Transfer Locations, maintained (i) an accurate log of all disclosures, to the extent any have been made, since Seller acquired each Business, of Protected Health Information (“PHI”), as that term is defined in HIPAA, (ii) hard copies of all prescriptions for a minimum of the shorter of (x) the existence of such Operate Location Pharmacies or (y) six (6) years prior to the Applicable Closing Date, (iii) hard copy printouts of all patient profiles and histories, active and archived, on any and all databases, and (iv) hard copy printouts of all customer requests for amendments to prescription records and related Seller responses, as contemplated by 45 C.F.R. §164.526. Seller agrees to provide Buyer with a record of any disclosure of PHI made by any Operate Location Pharmacies and File-Transfer Locations while Seller owned such Business.
7.4. Patient Letters. Buyer will engage Tribune Direct (the “Third Party Distributor”) to notify each customer who has had a prescription filled or refilled at any File-Transfer Location within the last two (2) years by mailing to each such customer a letter in form and substance compliant with applicable Requirements of Law and reasonably satisfactory to Buyer and Seller. The parties agree that, promptly after its delivery of the Record Data related to the File-Transfer Locations to Buyer in accordance with Section 7.3, and subject to obtaining reasonable assurance from Buyer of compliance with applicable Requirements of Law regarding patient confidentiality, the Data Converter will provide the Record Data to the Third Party Distributor in order to enable the Third Party Distributor to assemble and distribute such letters promptly after the Applicable Closing Date. Buyer and Seller shall instruct the Data Converter not to deliver the Record Data related to the File-Transfer Locations to the Third Party Distributor until after it delivers such Record Data to Buyer in accordance with Section 7.3. Buyer shall instruct the Third Party Distributor not to distribute such letters prior to the Applicable Closing.

7.5. Matters Related to Prescriptions. Prior to each Applicable Closing, Seller shall use reasonable efforts to fill and deliver to customers of Operate Location Pharmacies any partial-fill prescriptions with a remaining quantity balance (each, an “IOU Prescription”). For any IOU Prescriptions remaining on an Applicable Closing Date, Seller shall credit the prescription to the customer or to the third-party payor, as appropriate, on such Applicable Closing Date. Buyer assumes no liability for IOU Prescriptions. In addition, prior to each Applicable Closing, Seller shall reverse and return to stock any filled prescriptions that have not been picked up, providing all necessary notice to any third-party payors, and shall provide Buyer with a list of such prescriptions so that Buyer is prepared to fill such prescriptions on or after such Applicable Closing Date.
7.6. Interim Operations.
(a) Between the date hereof and each Applicable Closing Date, Seller shall operate and carry on the Business not previously transferred to Buyer only in the ordinary course and substantially as presently operated. Consistent with the foregoing, Seller shall (i) keep and maintain the Purchased Assets in good operating condition and repair; (ii) use commercially reasonable efforts to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business; and (iii) other than the reduction of surplus non-pharmaceutical Excluded Inventory that does not eliminate the display of a product or create the appearance of an inventory shortage, maintain the Inventory at levels adequate and not excessive in the present circumstances of the Business and at levels reasonably based on past practices and historical sales of the Business. In furtherance of the foregoing, Seller shall maintain normal operating hours, staffing levels, inventory levels and merchandise mix. Additionally, between the date hereof and each Applicable Closing Date, Seller will take commercially reasonable steps that are consistent with (x) Seller’s past practice in the ordinary course of the Business and (y) regional pharmacy standards to maintain or increase the applicable Current Volume. Buyer shall have the right, at any time before the Final Closing upon reasonable notice and at Buyer’s expense, to audit Seller’s prescription records to determine the then-current average daily prescription counts.
(b) Except as expressly contemplated by this Agreement or except with the express written approval of Buyer, Seller shall not: (i) take any action that is intended or may reasonably be expected to result in (x) any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, (y) any of the conditions to each Applicable Closing set forth in this Agreement not being satisfied or (z) any violation of any provision of this Agreement, except, in each case, as may be required by applicable law; (ii) enter into any lease, agreement, contract or commitment of any nature (or amendment, supplement or modification of any existing lease, agreement, contract or commitment, other than amendments to the Operate Real Estate Leases contemplated by this Agreement), oral or written, that would be binding on or adversely impact the Purchased Assets or Buyer after any Applicable Closing, nor make any capital investment or expenditures, primarily related to the ownership or operation of the Operate Location Pharmacies or File-Transfer Locations; (iii) enter into any contract with respect to, or make any increase in (or commitment to increase) the compensation payable to any of its employees or agents primarily related to the Operate Location Pharmacies or File-Transfer Locations; or (iv) sell, lease, transfer or otherwise dispose of (including any transfers from Seller to any of its Affiliates), or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice.

7.7. Signage. To the extent permitted under each real estate lease related to the File-Transfer Locations, if any, and applicable zoning and similar laws and ordinances (a) Seller shall permit Buyer to place a sign at the front entrance of each File-Transfer Location for a period beginning two (2) weeks after Seller files the Information Statement with the SEC and ending on the earlier of (i) ninety (90) days after the Applicable Closing Date, or (ii) the termination of Seller’s lease for such location, advising customers that all prescription files have been transferred to a Walgreen drug store or other location designated by Buyer and (b) Seller shall permit Buyer to place a sign at the front entrance of each File-Transfer Location prior to the Applicable Closing Date advising customers that all prescription files will be transferred to such drug store or other location.
7.8. Telephone Numbers. Upon each Applicable Closing, Seller shall disconnect existing telephone lines and fax lines and terminate any existing telephone and fax accounts, including advertising and yellow pages agreements, for the applicable File-Transfer Locations. Seller shall arrange, in a manner approved by Buyer, for call referral for all calls to the numbers so canceled to a Walgreen drug store or other location designated by Buyer for a period of no less than ninety (90) days (the “Call Referral Arrangement”). Except as contemplated by Section 3.2(b), there shall be no charge to Buyer for the Call Referral Arrangement and Seller shall pay all telephone charges and billings arising from the numbers canceled by Seller.
7.9. Taxes.
(a) Seller shall be liable for and covenants to pay, and pursuant to Article VIII shall indemnify and hold harmless each Buyer Group Member from and against any and all Loss and Expense incurred by any of them in connection with or arising from (i) all Taxes imposed on Seller or for which Seller may otherwise be liable (whether assessed or unassessed) applicable to the Business or the Purchased Assets, in each case attributable to taxable years or periods (or portions thereof) ending on or prior to the Closing Date and (ii) all excise, sales, use, transfer (including real property transfer or gains), stamp, registration, documentary, filing, recordation and other similar Taxes which may be imposed or assessed as a result of the transactions effected pursuant to this Agreement (the “Transfer Taxes”).
(b) Seller shall provide reimbursement for any Tax paid by Buyer, all or a portion of which is the responsibility of Seller in accordance with the terms of this Section 7.9 without regard to the terms of the Indemnity Escrow Agreement. Within a reasonable time prior to the payment of any such Tax, Buyer shall give notice to Seller of the Tax payable and the portion which is the liability of Seller, although failure to do so will not relieve Seller from its liability hereunder.

(c) After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to): (i) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets; (ii) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability; and (iii) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period. Any returns or reports with respect to Transfer Taxes that are required to be filed shall be prepared and, to the extent Buyer is permitted by law or administrative practice, filed by Buyer when due.
(d) Seller and Buyer shall each comply with all of their respective requirements and obligations under state tax bulk sales or similar laws that apply when a person sells some or all of its assets.
(e) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 7.9 shall be unconditional and absolute and shall remain in effect until sixty (60) calendar days after the expiration of the statute of limitations with respect to any underlying claim.
7.10. Access.
(a) Upon reasonable notice, Seller, each of its directors, officers, agents and employees shall afford Buyer and its representatives reasonable access during regular business hours from the date hereof through each Applicable Closing to the Operate Premises and any and all properties, contracts, books, records, data and personnel of Seller relating to the Business. Seller shall afford to Buyer and its representatives reasonable access to and an opportunity to speak with any third parties to the Operate Real Estate Leases. Seller, its directors, officers, agents and employees shall cooperate in connection with the foregoing. Seller shall provide to Buyer such information and documents concerning the Business as reasonably may be requested by Buyer. Buyer shall reimburse Seller for payments made by Seller to pharmacist employees of Seller as compensation for hours worked in accordance with Seller’s employment policy at the request of Buyer in connection with providing the access required for the Installation or contemplated by this Section 7.10(a) and upon the provision by Seller to Buyer of reasonable documentation evidencing such overtime work to the satisfaction of Buyer. In exercising its rights under this Section 7.10(a), Buyer shall not unreasonably interfere with Seller’s Business and shall coordinate the exercise of such rights through Seller.
(b) Upon reasonable notice, Seller shall permit Buyer access to all of the Operate Premises in order to perform the Installation and to prepare for the integration of the Business with Buyer’s own business, all at Buyer’s cost and without causing material damage to such Premise. Buyer agrees to repair any damage which may be caused due to the exercise of its rights pursuant to this Section 7.10(b) and to indemnify, defend and hold harmless Seller from any and all Losses arising out of or in any way connected with Buyer’s exercise of its rights pursuant to this Section 7.10(b). In exercising its rights under this Section 7.10(b), Buyer shall not unreasonably interfere with Seller’s Business, shall perform all work outside of business hours of the Business unless it is impractical to do so, and shall coordinate the exercise of such rights through Seller. Seller will not be deemed to have failed to provide access under this Section until two (2) business days after receipt of written notice of such failure from Buyer.

(c) For a period of ninety (90) days following each Applicable Closing Date, Seller shall afford Buyer the use of (i) a pharmacy computer with access to the File-Transfer Records that are maintained electronically and (ii) an attached printer. In addition, Seller agrees to make the computer hardware, computer software and electronic data currently used for record keeping purposes available to Buyer for up to six (6) months after each Applicable Closing Date at no cost to Buyer. Seller will retain a complete copy of all Record Data in accordance with applicable Requirements of Law regarding retention of records. Buyer agrees to allow Seller access upon reasonable notice to the computer hardware, computer software and electronic data currently used for record keeping purposes at the Operate Location Pharmacies available for up to six (6) months after each Applicable Closing Date at no cost to Seller. Buyer will retain a complete copy of all Record Data in accordance with applicable Requirements of Law regarding retention of records.
(d) Any breach of any representation or covenant of Seller to the extent directly resulting from Buyer’s actions under this Section 7.10, will not be a default under this Agreement and will not give rise to an indemnity claim by any Buyer Group Member.
7.11. Consent of Third Parties; Regulatory and Other Authorizations.
(a) Seller will act diligently and reasonably to secure before each Applicable Closing Date, each consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, required to be satisfied prior to such Applicable Closing; provided, that Seller shall not make any agreement or understanding affecting, in any material respect, the Business or the Purchased Assets as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer, which consent shall not be unreasonably withheld. During the period prior to each Applicable Closing Date, Buyer shall use commercially reasonable efforts to cooperate with Seller to obtain the consents, approvals and waivers contemplated by this Section 7.11(a).
(b) During the period prior to each Applicable Closing Date, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to (1) secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated hereby or (2) otherwise satisfy the conditions set forth in Sections 9.1 and 9.2; provided, that Seller shall not make any agreement or understanding affecting, in any material respect, the Business or the Purchased Assets as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer, which consent shall not be unreasonably withheld.

7.12. Avoiding Abandonment.
(a) Seller hereby authorizes Buyer to operate under each Permit related to the Business after each Applicable Closing, to the extent permitted by applicable law, rule or regulation and to the extent necessary to enable Buyer to conduct the Business while Buyer seeks to replace such Permit with its own license, authorization, permit or waiver (such Permits, the “Transferable Permits”). Buyer shall promptly after execution of this Agreement prepare and submit the necessary applications (the “Buyer Applications”) to the applicable regulatory agencies, to obtain the licenses required to operate the Business. Seller will take all steps reasonably necessary to maintain its authorizations under the Transferable Permits that Buyer operates under during the period between Closing and the issuance of Buyer’s own licenses, authorizations, permits or waivers and Seller will cooperate with Buyer in preparing and submitting the Buyer Applications.
(b) Prior to each Applicable Closing, Seller agrees to use commercially reasonable efforts as may be reasonably requested by Buyer to assist Buyer in (i) obtaining all licenses, authorizations, permits or waivers as may be necessary for Buyer to conduct the Business at the Operate Location Pharmacies (including, taking all steps reasonably necessary to relinquish the Permits effective as of the Applicable Closing) and (ii) making such licenses, authorizations, permits or waivers effective as of each Applicable Closing Date or as promptly thereafter as is practicable. Seller further agrees that, prior to each Applicable Closing, it will cooperate as may be reasonably necessary to enable Buyer to (x) obtain either a new license or the approval of the transfer of Buyer’s existing license issued by the pharmacy boards of the states in which the Operate Location Pharmacies are located, and (y) obtain any required Medicare or Medicaid authorizations or numbers, NCPDP numbers and Drug Enforcement Agency authorizations, permits or licenses.
(c) Seller shall execute a power of attorney, in form and substance reasonably acceptable to the parties, authorizing Buyer to operate the Business under the Transferable Permits (the “Power of Attorney”) and such other powers of attorney, pharmacy management and other agreements; assignments, amendments, addenda and other documents as may be necessary to enable Buyer to conduct the Business, in each case as are reasonably requested by Buyer.
(d) During the term of the Operate Real Estate Leases and any extensions, Seller will not take or, prior to each Applicable Closing fail to take, any action under the Operate Real Estate Leases that would impair the ability of Seller to perform its obligations under the Operate Real Estate Leases.
7.13. Nonassignable Contracts.
(a) To the extent that the assignment by Seller of any Assumed Contract is not permitted without (i) the consent of the other party to the contract, (ii) the approval of Buyer as a source of the products or services called for by such contract or (iii) the approval of Buyer as a lessee, then this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof. However, unless otherwise agreed as to any particular contract, Seller shall use commercially reasonable efforts (without the requirement to pay money or agree to terms which are less favorable to Seller) to obtain any and all such consents and approvals before and after each Applicable Closing.

(b) If any necessary consent or approval is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits under such Assumed Contracts without violating the terms thereof, as if such consent or approval had been obtained. Nothing herein shall excuse Seller from responsibility for any of its representations and warranties or covenants hereunder.
7.14. Remittance; Accounts Payable; Patient Charge Accounts.
(a) The parties agree that (i) in the event Buyer receives payment from any parties for services rendered by Seller on or before an Applicable Closing Date (including payment from Medicare and Medicaid programs) (the “Seller Receivables”), Buyer will remit such payment to Seller as soon as reasonably practicable after receipt thereof (but in no event later than fifteen (15) days after receipt) and (ii) in the event Seller or any Affiliate receives payment from any parties for services rendered by Buyer after an Applicable Closing Date (including payment from Medicare and Medicaid programs), Seller will remit such payment to Buyer as soon as reasonably practicable after receipt thereof (but in no event later than fifteen (15) days after receipt). At Seller’s reasonable request and expense, Buyer shall provide Seller with information detailing Buyer’s receipt and delivery of any Seller Receivables and use of the Borrowed Permits; provided, that Buyer will not be required to provide any information relating to any other aspect of its business or operations.
(b) The parties agree that (i) all accounts payable and other liabilities incurred in connection with the Business on or before the Closing Date will be the sole responsibility of Seller and (ii) all accounts payable and other liabilities incurred by Buyer in connection with the Business after the Closing Date will be the sole responsibility of Buyer. Each party shall, as soon as reasonably practicable after receipt thereof (but in no event later than fifteen (15) days after receipt) deliver to the other party copies of each relevant bill or statement that may be in such party’s records.
(c) After the date hereof and for 180 days after the Final Closing Date, Seller may pursue collection of Patient Charge Accounts, including utilizing the services of a collection agency; provided, that in connection therewith, Seller (or Seller’s collection agency) may not engage in or threaten to engage in litigation against any individual customer from which Seller is pursuing collection. Promptly after each Applicable Closing Date, Seller will send written notice, in a form reasonably acceptable to Buyer, to the obligors under the Patient Charge Accounts of the change in ownership and that payment should be directed to Seller.
7.15. Further Assurances. At any time and from time to time at or after each Applicable Closing, the parties agree to cooperate with each other to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required in order to carry out the purposes of this Agreement.

7.16. UCC Searches. Buyer may conduct Uniform Commercial Code searches of state and county records.
7.17. Access to Records.
(a) The parties acknowledge that, subsequent to each Applicable Closing, Seller may need access to information or documents in the control or possession of Buyer for the purposes of billing Medicare and other payors, concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, the parties agree that for a period of not less than five (5) years after each Applicable Closing, subject to applicable law, Buyer will make reasonably available to Seller and Parent and their respective agents, independent auditors, counsel, and/or governmental agencies, upon request, such records as may be available for periods prior and subsequent to such Applicable Closing to the extent necessary to facilitate billing by Seller, concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims.
(b) The parties agree that for a period of not less than five (5) years after each Applicable Closing, Seller shall make reasonably available to Buyer and its respective agents, independent auditors, counsel and/or governmental agencies, upon request, information not included in the Purchased Assets but relating to the Purchased Assets, the Business, or any Transferred Employee.
7.18. Parent Shareholder Approval. Parent shall cause its corporate Secretary to deliver to Buyer copies of written consents of shareholders of Parent evidencing the Parent Shareholder Approval with a certificate executed on behalf of Parent by its corporate Secretary certifying that such written consents reflect the approval and adoption of this Agreement and the transactions described herein by a majority of the common stock of Parent (the “Parent Shareholder Approval Evidence”).
7.19. Removal of Fixtures and Hazardous Chemicals.
(a) If, with respect to any real estate lease associated with a File-Transfer Location, either (i) Seller terminates such lease within ninety (90) days following the Applicable Closing or (ii) such lease expires within ninety (90) days after the Applicable Closing, Seller shall remove all fixtures located at such File-Transfer Location within a period of time to be agreed upon by Buyer and Seller.
(b) Seller shall remove all Hazardous Chemicals (including Hazardous Chemicals included in Inventory) from each Operate Location Pharmacy prior to the Applicable Closing Date.
(c) Seller shall remove or cause to be removed the leased pharmacy robotics equipment from each Operate Location Pharmacy as soon as possible after the Applicable Closing, and in any event no later than fifteen (15) days after the Applicable Closing, subject to the requirements under the equipment lease that the owner of such equipment conduct the removal.

7.20. Information Statement. As promptly as practicable following the date of this Agreement (and in no event more than four (4) days after the date hereof), Parent shall prepare and file an information statement, describing the transactions contemplated herein, on Schedule 14C (the “Information Statement”) with the SEC in accordance with Regulation 14C of the Exchange Act. Parent shall use its commercially reasonable efforts to cause the Information Statement to comply with the rules and regulations promulgated by the SEC. Parent shall provide Buyer with the opportunity to review and suggest comments on the Information Statement prior to its filing with the SEC. Parent shall consider Buyer’s comments in good faith, but Buyer’s consent shall not be required for any SEC filing. Parent will advise Buyer promptly after it receives oral or written notice of any oral or written request by the SEC for amendment to the Information Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide Buyer with copies of any written communication from the SEC or any state securities commission. As promptly as practicable, Parent shall distribute the Information Statement to its shareholders in accordance with Regulation 14C of the Exchange Act.
7.21. Seller Name Change.
(a) Within ten (10) business days after the first anniversary of the Final Closing Date, Seller shall take or cause to be taken all necessary action in order to change its corporate name to a name that does not relate in any way to (i) the pharmacy business, (ii) the name “Apothecary,” or (iii) any name under which any File-Transfer Location or Operate Location Pharmacy currently conducts business, and shall have effected such name change by filing an amendment to its Certificate of Limited Liability Company with the Secretary of State of Oklahoma. At such time, Seller shall execute and deliver such consents, waivers and other documents as are necessary or, in Buyer’s determination, advisable in order for Buyer to use the corporate name “ApothecaryRx” and any derivation of such name.
(b) After each Applicable Closing Date, Seller shall have a non-exclusive license to use the name “ApothecaryRx” solely for purposes of (i) operating the File-Transfer Locations for 180 days after such Applicable Closing Date for the sale of non-pharmaceutical Excluded Assets and Excluded Inventory (ii) collecting outstanding accounts receivable for twelve (12) months after such Applicable Closing Date and (iii) communicating with any Governmental Body. Seller agrees to indemnify Buyer for use by Seller of the name ApothecaryRx after each Applicable Closing.
7.22. Long-Term Care Business. In connection with Buyer’s efforts to enter into an agreement for the sale of all or part of (i) the closed-door pharmacy prescription business at Barnes Pharmacy, located at 422 Main Street, Suite B, Sterling, Colorado, (ii) the facility segment of Rambo Pharmacy’s prescription business that is serviced by the RNA prescription processing software, (iii) Cox Pharmacy, located at 1301 E. Downing Ave., Tahlequah, Oklahoma, (iv) Ken’s Discount Pharmacy, located at 808 N. Porter Ave., Norman, Oklahoma, and (v) Red Wing Corner Drug, located at 401 W. 3rd Street, Red Wing, Minnesota (together, the “Long-Term Care Business”), prior to the Applicable Closing of such locations, Seller shall provide records and inventory of, and on-site access to, the Long-Term Care Business to potential buyers of such Long Term Care Business in a manner that does not substantially interfere with any Business.

7.23. Limitations on Representations and Warranties.
(a) EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND IN ANY CLOSING DOCUMENT DELIVERED PURSUANT HERETO, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER.
(b) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND IN ANY CLOSING DOCUMENT DELIVERED PURSUANT HERETO, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PURCHASED ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (v) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE REQUIREMENTS OF LAW, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED HEREIN OR IN ANY CLOSING DOCUMENT DELIVERED PURSUANT HERETO, THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES IN WHICH SUCH SELLER HAS ANY INTEREST ARE BEING ACCEPTED BY BUYER, “AS IS, WHERE IS, WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.
(c) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE REQUIREMENTS OF LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 7.23 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE REQUIREMENTS OF LAW.

7.24. Notice of Change in Employment Status. So long as the Non-compete Agreement between Buyer and James A. Cox remains in effect, Seller shall provide Buyer with written notice of any change in the employment status of James A. Cox as it relates to Parent, Seller or any of their respective subsidiaries as soon as practicable after the date thereof.
ARTICLE VIII
INDEMNIFICATION
8.1. Indemnification by Seller. Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:
(a) any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any agreement, certificate or other document required to be delivered by or on behalf of Seller pursuant hereto;
(b) any breach by Seller of any of its covenants or agreements, or any failure of Seller to perform any of its obligations, in this Agreement or any agreement, certificate or other document required to be delivered by or on behalf of Seller pursuant hereto;
(c) the failure of Seller to pay, perform or discharge any Excluded Liability;
(d) any claims for brokerage commissions or compensation arising out of the negotiation and execution of this Agreement;
(e) any and all claims from or on behalf of any former, current or future (A) holder of capital stock of, or other rights or interests in Seller or (B) creditor of Seller, in either case, arising from or relating to the execution, delivery and performance of this Agreement and the transactions contemplated hereby; or
(f) any breach by a Non-compete Signatory of any of his obligations under his Non-compete Agreement during the time such Non-compete Signatory is an employee of Seller or its Affiliates.
8.2. Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller, its Affiliates, directors, officers, employees and agents from and against any and all Loss and Expense incurred by any of them in connection with or arising from: (a) any breach by Buyer of any of its representations or warranties in this Agreement or in any agreement, certificate or other document required to be delivered by Buyer hereunder; (b) any breach by Buyer of any of its covenants, agreements or obligations in this Agreement or in any agreement, certificate or other document required to be delivered by Buyer hereunder; (c) any Assumed Liability; or (d) Buyer’s use of the Borrowed Permits on and after the Closing Date.

8.3. Indemnity Fund; Termination of Indemnity Fund.
(a) For purposes of satisfying any amounts owed to any Buyer Group Member under this Agreement, the Buyer Group Members shall be entitled (subject to final determination of the right to, and amount of, indemnification pursuant to Section 8.4(b)) to either (i) charge the amount of any Loss and Expense against (and be entitled to receive payment from) the Indemnity Fund until the amounts owed under this Article VIII exceed the Indemnity Fund, (ii) set off and reduce any amounts owed to Seller under this Agreement or (iii) otherwise initiate proceedings to seek recovery directly from Seller or, pursuant to Section 11.12, from Parent.
(b) On the twelve (12) month anniversary of the Final Closing Date, the Indemnity Agent shall distribute in accordance with the terms of the Indemnity Escrow Agreement fifty percent (50%) of the total funds held in the Indemnity Fund after deducting from the total funds the amounts for which claims for indemnification by any Buyer Group Member are pending or remain unpaid, each as of such date.
(c) In the event that on the eighteen (18) month anniversary of the Final Closing Date no claims for indemnification by any Buyer Group Member are pending or remain unpaid, the Indemnity Fund shall terminate and any funds then remaining in the Indemnity Fund shall be distributed in accordance with the terms of the Indemnity Escrow Agreement. Alternatively, in the event that on such date, any such good faith claims for indemnification are pending or remain unpaid, the Indemnity Fund shall not terminate and any funds remaining in the Indemnity Fund shall not be distributed to Seller or any of its creditors or shareholders unless and until all such claims have been resolved and, if appropriate, paid in accordance with this Article VIII; provided, however, that if the aggregate maximum amount of such claims are less than the then existing Indemnity Fund, the Indemnity Agent shall distribute such difference in accordance with the terms of the Indemnity Escrow Agreement.
8.4. Notice and Determination of Claims.
(a) The party which is entitled to indemnification hereunder (for purposes of this Section 8.4, the “Indemnified Person”) may make claims for indemnification hereunder by promptly giving written notice thereof to the party required to indemnify (for purposes of this Section 8.4, the “Indemnitor”). If indemnification is sought for a claim or liability asserted by a third party (the “Third Person Claim”), the Indemnified Person shall also give written notice thereof to the Indemnitor promptly after it receives notice of the claim or liability being asserted, but the failure to do so, or any delay in doing so, shall not relieve the Indemnitor of its indemnification obligation under this Article VIII, unless, and then only to the extent that, the rights and remedies of the Indemnitor are materially prejudiced as a result of the failure to give, or delay in giving, such notice. Such notice shall in good faith summarize the bases for the claim for indemnification (the “Claim Notice”) describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, any certificate or other agreement delivered pursuant hereto in respect of which such Loss or Expense shall have occurred.

(b) Within fourteen (14) days after receiving such notice (or sooner as is reasonably necessary, in the case of a Third Person Claim), the Indemnitor shall give written notice to the Indemnified Person stating whether it in good faith disputes the claim for indemnification and whether it will defend against any Third Person Claim at its own cost and expense. If the Indemnitor fails to give timely notice that it will defend a Third Person Claim it shall be deemed to have refused to defend such Third Person Claim. The amount of indemnification to which an Indemnified Person shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Indemnified Person and the Indemnitor; (ii) by a final, non-appealable judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Person and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.
8.5. Third Person Claims.
(a) Subject to Section 8.5(b), the Indemnitor shall have the right to conduct and control, through counsel of its choosing (subject to the consent of the Indemnified Person, which consent shall not be unreasonably withheld), the defense, compromise or settlement of any such Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim, provided, however, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder and all other rights to recover on such claim from the Indemnitor unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived; provided, further, that such settlement or compromise shall include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a full release from all liability in respect of such claim or litigation. Notwithstanding anything herein to the contrary, the Indemnitor shall not settle or compromise any Third Person Claim without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, unless the terms of any settlement or compromise provide for (i) no relief other than the payment of monetary damages for which the Indemnified Party will be indemnified in full and (ii) a full release of the Indemnified Party for all liability in respect of such claim or litigation.
(b) Notwithstanding the provisions of paragraph (a) above which grant to the Indemnitor the right to assume the defense of a Third Person Claim, if (i) the Indemnitor elects not to assume the defense or fails to assume the defense in a timely manner, (ii) the Indemnitor and any Indemnified Party are both parties to or subjects of such Third Person Claim and a conflict of interests exists between the Indemnitor and such Indemnified Party which has the potential of materially and adversely affecting the interests of the Indemnified Party in the defense of such Third Person Claim or (iii) the Indemnified Party reasonably determines in good faith that the Indemnified Party or its Affiliates are reasonably likely to be adversely affected in any material respect in such Third Person Claim other than as a result of monetary damages, then the Indemnified Party may conduct its own defense and employ counsel reasonably satisfactory to the Indemnitor to represent or defend it against such Third Person Claim, in which case the Indemnitor will pay the reasonable Expenses of such counsel. If the Indemnified Party retains its own counsel, the Indemnitor shall reasonably cooperate in providing information to and consulting with the Indemnified Party about the Third Person Claim.

8.6. Calculation of Losses and Expenses. Any indemnity payment hereunder with respect to any Loss or Expense shall be calculated on an “After-Tax Basis”, which shall mean an amount which is sufficient to compensate the Indemnified Person for the event giving rise to such Loss or Expense (the “Indemnified Event”), determined after taking into account (a) all increases in federal, state, local or other Taxes payable by the Indemnified Person as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of Tax basis, or otherwise), (b) to the extent not previously taken into account in computing the amount of the such Loss or Expense, all increases in federal, state, local and other Taxes payable by the Indemnified Person as a result of the Indemnified Event for all affected taxable years or periods ending on or before the Final Closing Date and with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Final Closing Date, and (c) to the extent not previously taken into account in computing the amount of such Loss or Expense, all reductions in federal, state, local and foreign Taxes realized by the Indemnified Person as a result of the Indemnified Event for all affected taxable years or periods ending on or before the Final Closing Date and with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Final Closing Date.
8.7. Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.
8.8. Certain Limitations on Indemnity. In no event will Seller’s aggregate liability for breaches of representations and warranties hereunder (by indemnification or otherwise) exceed Eight Million One Hundred Twenty-five Thousand Dollars ($8,125,000.00) (other than with respect to liability for breaches of Sections 5.1 (Organization and Authority; Parent Shareholder Approval), 5.2 (No Conflicts), 5.4 (Title and Sufficiency), 5.19 (Compliance With Law; Permits; Medicare and Medicaid), or 5.24 (Broker) (together, the “Fundamental Reps”) or 5.3 (Taxes), as to which this proviso shall have no effect). The amount of any indemnification provided under Sections 8.1 or 8.2 shall be net of any amounts actually recovered by the Indemnified Person under insurance policies (net of any costs incurred in obtaining such recovery, including increased insurance premiums to the Indemnified Person) and the parties agree that each Indemnified Person shall use commercially reasonable efforts to pursue in good faith claims under applicable insurance policies, provided that where a Buyer Group Member is an Indemnified Person, such Indemnified Person’s only obligation hereunder shall be to file claims under insurance policies made available to Buyer by Seller and such Indemnified Person shall not be obligated to pursue litigation or incur any other related expense.

ARTICLE IX
CONDITIONS TO CLOSING
9.1. Seller’s Conditions to Closing. The obligations of Seller under this Agreement are subject to the satisfaction at or prior to each Applicable Closing of each of the following conditions, but compliance with any or all of such conditions may be waived, in writing, by Seller:
(a) the representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct in all respects and those representations and warranties not so qualified shall be true and correct in all material respects, in each case, on the date hereof and on the Applicable Closing Date (except to the extent that they expressly relate to an earlier date);
(b) Buyer shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement and satisfied all of the conditions required by this Agreement to be performed or complied with or satisfied by Buyer at or prior to the Applicable Closing;
(c) there shall be no legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement threatened, pending or in effect, including any order, injunction, judgment or decree issued by any court or other Governmental Body, any order or request by any Governmental Body seeking to restrain, enjoin or otherwise prevent or delay the consummation of the transactions contemplated by this Agreement or any action, suit or proceeding instituted by any Person or entity before a court or Governmental Body, which restrains or prevents the consummation of the transactions contemplated by this Agreement;
(d) Seller shall have received the Parent Shareholder Approval;
(e) Parent shall have complied with all applicable requirements of Regulation 14C of the Exchange Act; and
(f) with respect to the Purchased Assets and Assumed Liabilities to be transferred on the Applicable Closing Date, Buyer shall have delivered all documents and paid all sums required to be delivered or paid under Section 4.2.
9.2. Buyer’s Conditions to Closing. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to each Applicable Closing of each of the following conditions, but compliance with any or all of any such conditions may be waived, in writing, by Buyer:
(a) Except for the representations in Section 7.3(b)(i) and (iv), the representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct in all respects and those representations and warranties not so qualified shall be true and correct in all material respects, in each case, on the date hereof and on the Closing Date (except to the extent that they expressly relate to an earlier date);

(b) Seller shall have performed and complied in all material respects with all the covenants and agreements contained in this Agreement and satisfied all the conditions required by this Agreement to be performed or complied with or satisfied by it or them at or prior to the Applicable Closing Date;
(c) Seller shall have received the Parent Shareholder Approval and delivered to Buyer the Parent Shareholder Approval Evidence;
(d) between the date hereof and the Applicable Closing Date, there shall not have been any Material Adverse Effect on the Business or the Purchased Assets to be transferred on such Applicable Closing Date and no fact or condition shall exist or be threatened which would reasonably be expected to have a Material Adverse Effect thereon;
(e) Seller shall have delivered to Buyer either (a) documents, in form and substance reasonably satisfactory to Buyer, demonstrating the release of all Encumbrances (except Permitted Encumbrances) on the applicable Purchased Assets, or (b) customary pay-off letters or similar acknowledgments of the discharge of any indebtedness for borrowed money of Seller setting forth the amount owed as of the Applicable Closing Date and indicating that upon payment of such amount, such indebtedness will be discharged in full and all related Encumbrances (except Permitted Encumbrances) on the applicable Purchased Assets will be released and removed;
(f) unless Buyer can operate under the terms of Section 7.12, Buyer shall have obtained all licenses, permits, NCPDP numbers, Medicaid or Medicare numbers, or similar items required to operate the Business as set forth at Schedule 9.2(f) (the “Required Licenses”) (either by transfer of Seller’s Transferable Permits to the extent permitted by law or its receipt of new licenses, permits or numbers, provided, however that as soon as reasonably possible after execution of this Agreement but in no event prior to the filing of the Information Statement, Buyer will file its application for the Required Licenses);
(g) there shall be no legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement threatened, pending or in effect, including any order, injunction, judgment or decree issued by any court or other Governmental Body, any order or request by any Governmental Body seeking to restrain, enjoin or otherwise prevent or delay the consummation of the transactions contemplated by this Agreement or any action, suit or proceeding instituted by any Person or entity before a court or Governmental Body, which restrains or prevents the consummation of the transactions contemplated by this Agreement;
(h) Seller shall have granted access to Buyer to interview the Business Employees pursuant to Section 7.1(b);
(i) Parent shall have complied with all applicable requirements of Regulation 14C of the Exchange Act;
(j) with respect to the Purchased Assets and Assumed Liabilities to be transferred on the Applicable Closing Date, Seller shall have delivered all documents required to be delivered under Section 4.3;

(k) with respect to the Purchased Assets and Assumed Liabilities to be transferred on the Applicable Closing Dates, Seller shall have received the Required Lease Consents, in form and substance reasonably satisfactory to Buyer; and
(l) with respect to each Operate Location Pharmacy (and the Purchased Assets related thereto), Seller shall have made such location available for Installation pursuant to Section 7.10(c) during the forty-five (45) day period after the date hereof, provided that if such Installation is not complete as of such date, Buyer may delay a Subsequent Closing Date until up to sixty (60) days after the date hereof.
ARTICLE X
TERMINATION
10.1. Termination.
(a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the First Closing Date:
(i) by the mutual written consent of Buyer and Seller;
(ii) by Buyer or Seller pursuant to Section 11.9;
(iii) by either Buyer or Seller if any Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of any the transactions contemplated hereby; or
(iv) by either Buyer or Seller if the First Closing shall not have occurred on or before 90 days after the date hereof (or such later date as may be mutually agreed to in writing by Buyer and Seller) (the “Termination Date”); provided, that the party seeking to exercise such right of termination has not breached its obligations hereunder.
10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, all further obligations of the parties under this Agreement shall be terminated without further liability of any party or its shareholders, directors or officers to the other parties, provided, (a) that this Section 10.2 and Sections 11.2, 11.7 and 11.11 shall survive any such termination, and (b) that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE XI
GENERAL PROVISIONS
11.1. Survival of Obligations. Except for the Fundamental Reps (which shall survive for thirty (30) days beyond the applicable statute of limitations), the respective representations and warranties of Seller and Buyer contained in this Agreement or in any certificate delivered in connection with this Agreement (together with the indemnification rights with respect thereto) will survive each Applicable Closing Date for a period of eighteen (18) months and shall thereafter be of no further force or effect, except for any claim asserted by Seller or Buyer, as applicable, with respect thereto before the end of such eighteen (18) month period; provided, however, that Seller’s representations and warranties with respect to any Taxes covered by this Agreement shall survive each Applicable Closing until thirty (30) calendar days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such Taxes (the “Tax Survival Period”), except for any claim asserted by Buyer with respect thereto before the end of the Tax Survival Period which shall survive with respect to such claim until such claim is finally paid or adjudicated. The intended effect of termination of representations and warranties (and the indemnification rights with respect thereto) is to bar, from and after the date of termination, any claim or cause of action based on the alleged inaccuracy of such representation or breach of such warranty, or with regard to claims for indemnity with respect thereto. The covenants and agreements contained in this Agreement shall survive each Applicable Closing indefinitely.
11.2. No Public Announcement. Neither party shall, without the approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that a party may be so obligated by law, regulation or stock exchange or quotation system (including the rules and regulations of the SEC and the Nasdaq Capital Market), in which case the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. In any event, no such press release or other public announcement shall be made by either party prior to Seller having received the Parent Shareholder Approval and provided the Parent Shareholder Approval Evidence to Buyer; provided that Parent may make any required disclosures (including a Current Report on Form 8-K) within the time required.
11.3. Notices. All notices or other communications required or permitted under this Agreement shall be in writing, shall be deemed to have been given when delivered in person, by telex or telecopier, when delivered to a recognized next business day courier, or, if mailed, when deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, addressed as follows or to such other address as notice shall have been given pursuant hereto:
If to Seller, to:
ApothecaryRx, LLC
Attn: Lew Zeidner, President
5500 Wayzata Boulevard, Suite 210
Golden Valley, Minnesota 55416
Phone: (763) 245-8278
Fax: (763) 647-1137

with copies to:
Graymark Healthcare, Inc.
Attn: Ashley Tate, General Counsel
210 Park Avenue, Suite 1350
Oklahoma City, Oklahoma 73102
Phone: (405) 601-5300 Ext. 361
Fax: (405) 601-4550
and
Commercial Law Group, P.C.
5520 North Francis
Oklahoma City, Oklahoma 73118
Attention: Mike Meleen
Telephone: (405) 232-3001
Fax: (405) 232-5553
and
Greenberg Traurig LLP
One International Place
Boston, Massachusetts 02110
Attention: Robert E. Puopolo
Phone: (617) 310-6033
Fax: (617) 279-8433
If to Buyer, to:
Walgreen Co.
Mergers & Acquisitions
106 Wilmot Road, MS-1655
Deerfield, Illinois 60015
Attention: Mark E. Vainisi
Phone: (847) 315-4185
Fax: (847) 405-9552
Walgreen Co.
Corporate and Transactional Law Department
104 Wilmot Road, MS-1425
Deerfield, Illinois 60015
Attention: Hiranda S. Donoghue
Phone: (847) 315-4399
Fax: (847) 315-4464
with a copy to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Chris Abbinante
Phone: (312) 853-7000
Fax: (312) 853-7036

11.4. Successors and Assigns; No Third Party Beneficiaries. Buyer may assign any of its rights and interests hereunder to any Person; provided, however, Buyer may not assign and be relieved of any of its obligations hereunder, other than to an Affiliate, without the prior written consent of Seller, which consent may not be unreasonably withheld. Seller shall not assign any of its rights, interest and obligations hereunder without the prior written consent of Buyer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as set forth in Article VIII, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 11.4 any right, remedy or claim under or by reason of this Agreement.
11.5. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, other than the letter confidentiality agreement dated April 23, 2010, between Parent and Buyer which will remain in effect until Closing at which time the parties agree it will terminate, notwithstanding anything in such letter confidentiality agreement to the contrary. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
11.6. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
11.7. Expenses. Except for the Shared Expenses, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants. All items of income and expense incurred in connection with the Purchased Assets (including rent, expenses, utilities, prepayments, deposits and similar items) shall be prorated between Seller and Buyer such that Seller shall receive and be responsible for all items of income and expense earned or incurred prior to each Applicable Closing Date and Buyer shall receive and be responsible for all items of income and expense earned or incurred on or after each Applicable Closing Date. The parties will use commercially reasonable efforts to settle and pay such amounts within ninety (90) days after the Final Closing. For administrative convenience, Buyer shall pay and be liable for the Shared Expenses. In consideration therefore, the parties agree that Buyer will be reimbursed, through a credit against the Purchase Price, equal to Seller’s share of the Shared Expenses as set forth in Section 3.2(b). If the amount of Seller’s share of Shared Expenses so credited is not the actual amount determined at a later dated, the difference will be settled with other expenses as provided above in this Section.

11.8. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
11.9. Injunctive Relief; Remedies.
(a) If any party fails to perform any obligation contained in this Agreement, the party claiming default will serve written notice to the other party specifying the nature of such default and demanding performance. If such a default by Seller is of a nature that would cause a failure of one or more of the conditions to Closing set forth in Section 9.2 to be satisfied, and such default has not been cured within the sooner of ten (10) days after receipt of such default notice or the Termination Date and each of the conditions contained in Section 9.1 has been either fulfilled in all material respects or waived in writing by Seller, Buyer will be entitled to exercise all remedies arising at law by reason of such default, including, without limitation, termination of this Agreement pursuant to Article X. If such a default by Buyer is of a nature that would cause a failure of one or more of the conditions to Closing set forth in Section 9.1 to be satisfied, and such default has not been cured within the sooner of ten (10) days after receipt of such default notice or the Termination Date and each of the conditions contained in Section 9.2 has been either fulfilled in all material respects or waived in writing by Buyer, Seller will be entitled to exercise all remedies arising at law by reason of such default, including, without limitation, termination of this Agreement pursuant to Article X. The parties agree that any breach or threatened breach by Seller of or its Affiliates of Section 7.2 of this Agreement would result in substantial and irreparable damage to Buyer, the amount of which would be difficult, if not impossible, to ascertain. Therefore, Seller agrees that in the event of any such breach or threatened breach thereof, Buyer shall have the right to enforce Section 7.2 of this Agreement by preliminary or permanent injunctive or other relief in equity, without the necessity of proving any actual damages or providing any bond or other security. The right of Buyer to obtain injunctive or other equitable relief to enforce the terms of Section 7.2 hereof shall be in addition to all other rights and remedies it may otherwise have at law, in equity, or otherwise. Such right to obtain injunctive or other equitable relief may be exercised, at the option of Buyer, concurrently with, prior to, after, or in lieu of the exercise of any other rights or remedies which Buyer may have as a result of any breach or threatened breach of any of Section 7.2.

(b) The prevailing party or parties in any action brought to enforce any provision of this Agreement shall be entitled to recover all reasonable attorneys’ fees and disbursements and other out-of-pocket costs incurred in connection therewith.
11.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.
11.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.
11.12. Parent Guaranty. Parent hereby absolutely, irrevocably and unconditionally guarantees to Buyer and its successors and permitted assigns the prompt and full discharge by Seller of all of Seller’s covenants, agreements, obligations, and liabilities under this Agreement, including the due and punctual payment of all amounts that are or may become due and payable by Seller hereunder when and as the same shall become due and payable, in accordance with the terms hereof and subject to the limitations set forth herein, including, without limitation, Seller’s indemnification obligations under Article VIII. The foregoing obligation of Parent constitutes a continuing guaranty of payment and is and shall be absolute and unconditional under any and all circumstances, including without limitation, circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The obligation of Parent hereunder shall not be discharged, impaired or otherwise affected by the failure of Buyer to assert any claim or demand against Seller or to enforce any remedy hereunder. Notwithstanding the foregoing, this guaranty is subject to and Guarantor may assert all claims, counterclaims and defenses of Seller arising hereunder.
* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

WALGREEN CO.

By:	/s/ Robert M. Silverman Name: Robert M. Silverman
Title: Divisional Vice President

APOTHECARYRx, LLC

By:	/s/ Lewis P/ Zeidner Name: Lewis P. Zeidner
Title: President & CEO, ApothecaryRx, LLC

For purposes of Sections 7.2, 7.15, 7.18, 7.20 and 11.12 only,
GRAYMARK HEALTHCARE, INC.

By:	/s/ Stanton Nelson Name: Stanton Nelson
Title: CEO

EXHIBIT AND SCHEDULE INDEX
Exhibits

Exhibit A	Operate Location Pharmacies and File-Transfer Locations

Exhibit B	Purchase Real Estate Leases and Required Real Estate Consents

Exhibit C	Inventory Procedures

Exhibit D	Form of Opinion of Counsel

Exhibit E	Non-standard Prescriptions

Exhibit F	Form of Non-Compete Agreement

Schedules

Schedule 2.1(g)	Purchased Assets

Schedule 3.1	Purchase Price Allocation

Schedule 5.1(b)	Holders of an Aggregate Majority of Parent Common Stock

Schedule 5.2	No Conflicts

Schedule 5.3	Taxes

Schedule 5.4	Encumbrances

Schedule 5.7	Changes since Balance Sheet Date

Schedule 5.9	Material Contracts; Assumed Contracts

Schedule 5.10	Suppliers, Distributors and Third Party Payors

Schedule 5.11	Current Volume

Schedule 5.13(a)	Owned Personal Property

Schedule 5.13(b)	Leased Personal Property

Schedule 5.15(a)	Copyrights, Patent Rights and Trademarks

Schedule 5.15(b)	Software

Schedule 5.15(c)	Intellectual Property Agreements

Schedule 5.15(d)	Intellectual Property Encumbrances

Schedule 5.15(e)	Validity of Intellectual Property

Schedule 5.15(f)	Intellectual Property Conflicts

Schedule 5.15(g)	Software Ownership

Schedule 5.16(a)	Business Employees

Schedule 5.16(b)	Employee Benefit Plans

Schedule 5.17	Employee Relations

Schedule 5.18	Legal Proceedings

Schedule 5.19	Permits

Schedule 5.20	Sale Process

Schedule 5.23	Affiliate Transactions

Schedule 5.24	Broker

Schedule 9.2(f)	Required Licenses